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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                     FORM 10
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                        GENERAL FORM FOR REGISTRATION OF
                  SECURITIES PURSUANT TO SECTION 12(b) OR 12(g)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                  FINDWHAT.COM
             (Exact name of registrant as specified in its charter)

          Nevada                                       88-034885
(State of Incorporation)                    (I.R.S. Employer Identification No.)

                         121 West 27th Street, Suite 903
                            New York, New York 10001
                                 (212) 255-1500

  (Address and telephone number of registrant's principal executive offices and principal place of business)

                 Securities to be registered pursuant to Section
                               12(b) of the Act:

                                      None

                 Securities to be registered pursuant to Section
                               12(g) of the Act:

                          Common Stock, $.001 par value
                                (Title of Class)

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An investment in our common stock involves  significant risks which could result in a loss of your entire investment. Please review "Risk Factors" starting on page 9.

Forward-Looking Statements

     This document contains forward-looking statements which reflect the views of management with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, the words "anticipates", "believes", "estimates", "expects", "plans", "projects", "targets" and similar expressions which identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date the statements were made.

Item 1. Business.

History

     We were organized under the laws of the State of Nevada under the name Collectibles America, Inc. in October 1995. We discontinued our business operations and transferred our assets to satisfy liabilities in 1997. In June 1999, we acquired 1000 shares of common stock of BeFirst Internet Corporation, which was organized under the laws of the State of Delaware in March 1998, representing all of its outstanding capital stock. These shares were acquired from the holders of such stock in exchange for our issuance to such stockholders of 8,750,000 shares of our common stock. As the result of such exchange of stock, the stockholders of BeFirst Internet Corporation acquired control of us and BeFirst Internet Corporation became our wholly owned subsidiary. We changed our corporate name to BeFirst.com at the time of the acquisition. In September 1999, we changed our corporate name to FindWhat.com. At the time of our acquisition of BeFirst Internet Corporation, it had been in the business of developing and offering web site "optimization" services to Internet advertisers. See "Note B of Notes to Financial Statements" of FindWhat.com for a discussion of the accounting treatment of our acquisition of the capital stock of BeFirst Internet Corporation.

     Unless we state otherwise, all references to us in this registration statement describe the consolidated operations of FindWhat.com and our wholly-owned subsidiary, BeFirst Internet Corporation.

Introduction

     We offer two Internet-based marketing services designed to increase traffic flow to the web sites of online advertisers. Our initial offering was a web site optimization service, which we market under the name BeFirst.com(SM). We commercially launched our Pay For PositionSM search service, FindWhat.com(SM), on September 6, 1999. This search service contains a listing system which is designed to allow web site owners to pay for position on our FindWhat.com(SM) web site via an automated open bidding system and preferred search rankings. FindWhat.com(SM) is intended to enable Internet users to find relevant information without sorting through the pages of irrelevant information frequently displayed by other Internet search services.


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     Our plan of operations includes increasing the promotional activities for our BeFirst.com(SM) service and devoting substantial resources to the promotion of our FindWhat.com(SM) search service. We recently acquired a database license from Inktomi, Inc., T3 telephone lines, networking equipment, including a Cisco router and switch and custom-built data and web servers, and computer work stations for our sales staff. We believe that this equipment will enable us to provide consumers with continuous fast and reliable access to our FindWhat.com search service, with sufficient scalability to continue to operate in this manner as the volume of consumers visiting our web site increases. Our network infrastructure can readily sustain hundreds of connections per second to Findwhat.com, and is currently working at approximately 1% of capacity. Our target market includes all of the companies that maintain Internet web sites and desire to increase the volume of consumers visiting their web sites. As of October 18, 1999, we had 255 advertisers listed on our FindWhat.com(SM) web site and approximately 300,000 search word placements selected by these advertisers.

Industry Overview

     Internet advertisers rely on web sites providing web directories or "search engines" as one of the means of supplying an audience for their web sites and advertising message. These search services enable consumers to search the Internet for a listing of web sites matching a descriptive word or phrase. Management believes that search services are one of the tools on the Internet frequently used by persons seeking to obtain information about offerings of products and services. As a result, web sites providing search services typically offer advertisers exposure to the Internet audience. These web sites frequently offer advertisers the opportunity to target consumer interests based on keyword or topical search requests.

     Many web sites providing search services have begun to focus their efforts on providing content, shopping opportunities and other services, such as e-mail, for visitors. This business model has earned these web sites, now more commonly called "portals," advertising and e-commerce revenues. For the consumer seeking an array of services, the portals offer a valuable package of resources. However, a visitor looking mainly for consumer information, products or services, the search process on a typical portal site offering search services can be cumbersome. According to the October 1999 issue of WebPromote Weekly, an online internet marketing newsletter, search engines rarely obtain a sought after web site after only one consumer inquiry.

     We believe that there is increasing frustration and discontentment among consumers concerning the lack of comprehensive information regarding offers of consumer products and services by existing Internet search services and that the growing inability of consumers to find relevant results for items they wish to purchase presents a marketplace opportunity. This may account in part for the results of a recent study by Jupiter Communications (referred to in an article on the web site of Inc. Online's Guide to Doing Business Online), which estimates that online commerce obtained from portal traffic will grow slowly, from 18% presently to 20% in 2002.

     We intend to tailor our array of services to improve the consumer search experience and more effectively link advertisers with their target consumers. We believe that the pay per visitor business model is becoming more important to online marketers and that corporate managers will seek out promotional alternatives or supplements to banner advertisements. As a result, we believe that companies seeking more effective ways to drive qualified traffic to their corporate web sites may increasingly include the goal of gaining higher placements on search engines in their strategy.


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BeFirst.com(SM)

     Our BeFirst.com(SM) service, known as web site "optimization," aims to improve the placement of our clients' web sites in the search results generated by Internet search services in response to search queries from consumers with the intent of ultimately increasing the volume of traffic relevant to each client's business.

     Internet search services use qualifying methods to determine which web sites are listed for specific searches and the order in which those sites will appear on a search result page. These methods include the use of location and frequency of key words appearing on a particular web site as a basis for tracking a response to an inquiry on that search service. Other search engines employ other steps, such as searching for key words that appear in a web site on a meta tag (promotional lines of words that appear in the header of the HTML, the computer language used to create all documents on the world wide web) source document. We employ several methods to design or modify web pages for our clients that are intended to allow them to more effectively reach their target markets.

     In providing "web site optimization" services, our technical staff commences by analyzing the client's web site, including the main goals of such web site. Our staff then uses one or more methods to help enhance the probability that the web site will appear in a list of results in response to a consumer's inquiry on a particular search service, as well as being placed higher in the ranking in such list. The methods we use for a particular client might include providing suggestions of how source codes in a client's web site should be restructured or modified to increase relevancy rankings, modifying the contents of a client's web site based upon criteria used by particular search services or modifying information contained in meta tags appearing in a client's web site. In modifying a client's web site, we may use our proprietary software to create a template for the client's revised website that attempts to duplicate the high ranking search results achieved by an existing similar website appearing on one or more search services by emulating one or more methods (but not content) used in the existing similar web site, such as placement of key search words in the web site.

     Our BeFirst.com(SM) service currently derives revenue from two sources:

     o    fees charged to new clients and

     o click-through rates charged for the traffic the service generates for a client's web site.

     We charge each new client a one-time $500 fee for the web site optimization services to be performed by us for that client. Click-through rates are negotiated and generally vary based on the client's industry and the frequency with which words or phrases related to that industry are searched. Click-through rates generally range up to $1.00 per click based on the words or phrases related to the particular industry being searched (for instance, the click-through rate for frequently searched words or phrases related to a particular industry would be less than for words or phrases related to a particular industry that are infrequently searched). The negotiated click-through rate is applied to the actual number of consumers clicking on the various search engine placements established by the Be1st.com(SM) service on behalf of a client. Each month, a client's bill is


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determined based upon the click-through rate multiplied by the number of consumer clicks received. The traffic for each BeFirst.com(SM) service placement is tracked by Web Trends, an industry tracking software program, and is updated daily.

     We believe that our BeFirst.com(SM) web site optimization service is unique, because each client's objectives are assessed on an individual basis, generating customized programs in an industry where standard "one size fits all" models typically prevail. Moreover, our BeFirst.com(SM) service seeks to optimize a client's site on up to 450 search engines, directories and online yellow pages, while other search optimization services generally limit their optimization techniques to a smaller number of search engines.

FindWhat.com(SM)

     FindWhat.com(SM), our new Internet search service, is designed to assist both consumers seeking to quickly access specific information and advertisers seeking to maximize their visibility and traffic. It is an outgrowth of our BeFirst.com(SM) web site optimization service.

     We expect our new Pay-for-Position(SM) search service to generate revenue based on the number of consumer click-throughs resulting from an advertiser's listing on our FindWhat.com(SM) web site. The click-through rate will be determined by an auction among advertisers bidding on the same words or phrases. We anticipate that the FindWhat.com(SM) search service will also generate additional revenue from banner advertising to be placed on search result pages.

     Search results on the FindWhat.com(SM) search service will be rank-ordered through a competitive bidding process in which each advertiser's bid will represent the amount it will pay FindWhat.com(SM) for each consumer click-through. The advertiser with the highest bid will be listed first in the search results, with the remaining advertisers appearing in descending bid amount order. Since advertisers must pay for each click-through to their web site, we expect that they will select and bid only on those search words or phrases that they believe are most relevant to their business offerings.

     Advertisers desiring placement within the same search categories will bid against one another for prime placement, with the winning bid being at least $.01 greater than the next highest bid. The bid rate refers to the price an advertiser will pay for each click-through on the category search result page. FindWhat.com(SM) clients will pay only for traffic generated by the listing placement. FindWhat.com(SM) will allow advertisers to target as many key words as they wish with the resources they deem appropriate to attract customers. For example, a client may have 30 different search word placements, but decide it needs to be ranked first for only 10 of these word searches, with the remaining 20 words having fifth place ranking.

     Web sites that do not commercially offer products or services for purchase by consumers (such as those sponsored by government or charitable organizations) will generally be ranked below commercial web sites in search results generated by the FindWhat.com search service because we believe that such data constitutes non-relevant information or "clutter" for consumers who are seeking commercial web sites from which they can actually purchase goods or services. We do not prominently inform visitors to our web site that non-commercial web sites are not


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prioritized by our search service. We do not believe that either our failure to prioritize such information or to inform visitors that we do not prioritize this information will have any adverse effect on a visitor's perception of our website or on our business. Because of our policy of reducing clutter on our web site, we will also limit the number of banner advertisements appearing on the FindWhat.com(SM) search result pages. Our focus is to provide a search service for consumers that will be easy to navigate and return the most relevant results for each category. We intend for our web site to be user- and advertiser-friendly.

     We have recently entered into an agreement with Inktomi Corporation, a data information provider, to provide supplemental data for the FindWhat.com(SM) search engine so that consumers will receive comprehensive search results in response to their search queries. Utilizing Inktomi's database of web sites, FindWhat.com(SM) can display search results in addition to the listings paid for by our advertisers. We have also entered into a contract with Michigan Internet Communication Association for Internet services which allows us to connect to the Internet with sufficient capacity and bandwidth so that our FindWhat.com(SM) search service can properly function and our FindWhat.com web site can handle the anticipated increase in traffic.

Growth Strategy

     We intend to utilize an off-line promotional campaign and a strategic marketing online program as separate parts of our overall marketing plan for growth. Advertisers will be able to position their sites on our FindWhat.com(SM) search service and enhance and optimize their rankings on other search engines through our BeFirst.com(SM) service.

BeFirst.com(SM)

     To obtain advertising clients for our BeFirst.com(SM) service, we utilize a sales force that uses direct phone and Internet selling to a target client list culled from the large number of advertisers placing banner advertising on the top search service web sites as well as smaller advertisers placing advertisements on more targeted web sites. As of November 15, 1999, we had four full-time employees engaged in sales. We anticipate that we will hire additional sales staff in order to increase the direct queries made to potential clients. We also intend to retain additional personnel or hire third party contractors to assist in data entry and technical aspects of our service so that we may service an increased client base.

FindWhat.com(SM)

     The advertisers who utilize our BeFirst.com(SM) service are a source of potential clients for our FindWhat.com(SM) web site. Thus, our strategy to obtain clients for FindWhat.com(SM) includes extensive cross-marketing. In addition, we intend to create a consumer base to increase revenue from existing clients by generating more click-throughs to our clients' web sites and to attract new clients. We intend to create this base through promotion and strategic marketing programs.

     We plan to link with other companies through a strategic marketing program as a promotional tool. Participating companies would agree to place either a general link (represented by our logo) or a search inquiry link on their web sites which would lead consumers to our web site. We intend to offer to pay these companies for click-throughs to our web site generated from these links or from revenue we earn as a result of such click-throughs. We believe we can place


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FindWhat.com(SM) links on high traffic, high profile, web sites owned by radio stations (e.g., kiisfm.com). We intend to pay other web site owners sufficient fees to provide the necessary incentive for them to enter into link arrangements with us.

     We intend to aggressively utilize public relations, radio, local cable television in key markets, targeted e-mail, telemarketing and banners to promote FindWhat.com(SM).

Competition

     The market for Internet-based marketing services is relatively new, intensely competitive and rapidly changing. Since the advent of web site optimization services on the Internet, the number of companies offering such services has proliferated due to, among other reasons, the absence of substantial barriers to entry. This competition may continue to further intensify. Such increased competition may lead to reductions in market prices for search engine optimization marketing and sales.

     While we do not believe that any one competitor or group of competitors is dominant in the web site optimization business, our principal competitors are Did-it.com, WebsiteResult.com and GreenFlash.com. We believe that we compete on the basis of the ability of our technology to "anticipate" the changes in search engine technologies that are likely to be made by portals offering search services, resulting in a decrease in the time and cost associated with continuously optimizing a client's website. We also seek to optimize a client's website for up to 450 search services, directories and on-line "yellow pages," while we believe that our competitors typically focus on only the top 10 search services.

     In the pay for placement search engine business our primary competitor is Goto.com, which launched its search service in June 1998. We also compete with providers of web directories, search and information services, all of whom offer advertising, including, among others: America Online, Inc. (AOL.com, NetFind and Netscape Netcenter), AskJeeves, Inc., CNET, Inc. (Snap), Excite, Inc. (including WebCrawler and Magellan), LookSmart, Ltd., Compaq Computer Corp. (Alta Vista), Lycos, Inc. (including HotBot), Microsoft Corporation (LinkExchange, Inc. and msn.com), The Walt Disney Company/Infoseek Corporation (including the Go Network) and Yahoo! Inc. In addition, other companies may offer directly competing services in the future. Most providers of web directories, search and information services offer additional features and content that we have elected not to offer. In addition, we compete with traditional off-line media such as television, radio and print for a share of advertising budgets.

     Most of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have. These competitors may be able to respond more quickly to new or emerging technologies and changes in search engine requirements and to devote greater resources to the development, promotion and sale of their services than we can. Accordingly, we may not be able to compete successfully against our current or future competitors.

Intellectual Property


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BeFirst.com(SM)

     The "BeFirstSM" service mark and the Internet domain name we use, "BeFirst.com," are important to our web site optimization business. We have filed applications to register our service marks, "BeFirst" and "Be1st," with the U.S. Patent and Trademark Office, which are currently pending.

     We are not dependent on any third-party technology or service mark licenses in connection with our web site optimization business. However, we do rely upon common law trade secret, proprietary technology and confidentiality principles to protect our intellectual property rights. We have adopted a policy of requiring our employees and consultants to execute confidentiality agreements when they commence employment or are employed by us. These agreements generally provide that all confidential information developed or made known to employees and consultants during the course of their relationship with us is not to be disclosed to third parties, except under specific circumstances described in these agreements. In the case of employees, the agreements provide that inventions conceived by employees in the course of employment will be our exclusive property.

FindWhat.com(SM)

     The service mark and Internet domain name we use, "FindWhat.com," is extremely important to our business. We have filed an application to register this service mark with the U.S. Patent and Trademark Office. This application is currently pending.

     While we do not rely on trade secrets and confidentiality provisions to protect our intellectual property, we do rely on a license from Inktomi as well as standard licenses contained in software we use, such as software supplied by Microsoft, in offering our web site search service.

     The material risks associated with our intellectual property rights are discussed below under "Risk Factors."

Research and Development

     From March 27, 1998 (date of inception) through December 31, 1998, we spent $51,444 for research and development expenses. We did not incur any research and development expenses during the nine months ended September 30, 1999.

Facilities

     Our executive, administrative and sales offices are located in New York City. Our technical operations are located in Fort Myers, Florida.

Employees

     We currently have 22 employees, including our executive officers. In addition, WPI Advertising, Inc., an affiliate of one of our executive officers, currently supplies us with certain services, including office space and additional staff support.


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Available Information

     Copies of this registration statement may be inspected, without charge, at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's New York Regional offices located at 7 World Trade Center, New York, New York 10048. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of this material also should be available through the Internet by using the Commission's EDGAR Archive, the address of which is http://www.sec.gov.

RISK FACTORS

     Our business is subject to numerous risks, including the following material risks:

Our business is difficult to evaluate because we have a limited operating history and have only recent launched our FindWhat.com(SM) service.

     We began offering web site optimization marketing services through our BeFirst.com(SM) service in August 1998 and in September 1999, we commercially launched FindWhat.com(SM), our new Pay for PositionSM search service. Accordingly, we have a limited relevant operating history upon which an investor can make an evaluation of the likelihood of our success. An investor in our securities must consider the uncertainty, expenses and difficulties frequently encountered by companies such as ours that are in the early stages of development. Our operations may never generate significant revenues, and we may never achieve profitable operations.

We may not successfully commercialize our FindWhat.com(SM) service.

     We recently commercially launched our FindWhat.com(SM) search service in September 1999. We may not be able to successfully commercialize this search service which would have a material adverse effect on our business. Moreover, upon widespread commercial introduction, we may find that this program will not be able to satisfactorily perform all of the functions for which it is being designed or that it is not reliable or durable in extensive applications.

We will require additional financing in the near future.

     Based on our currently proposed plans and assumptions, we believe that we will not require additional funds to implement our proposed operations over the next 12 months. We intend, however, to seek additional financing as needed in the future to hire additional technical, sales management and marketing personnel and to expand our technical, marketing and promotional capabilities. We currently do not have any arrangements with respect to, or sources of, additional financing (debt or equity) to finance these needs or fund our operations beyond the next 12 months. If we fail to obtain additional financing in the future, it would have a material adverse effect on our operations. Any future equity financing we complete could involve substantial dilution of the interests of current stockholders. Moreover, any future debt financing we complete could subject us to the risks associated with leverage, including the possible risk of an inability to repay the debt as it comes due.


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We will need to continue to understand and keep pace with search engine technology.

     The success of our BeFirst.com(SM) service depends on our ability to understand the technology of search engines. Consequently, we will be required to stay current with any new technologies used in search engines, in order to continue to be able to provide our BeFirst.com(SM) service.

     We use internally developed proprietary systems for our BeFirst.com(SM) service. If we are unable to modify our systems as necessary to accommodate changes in search engine technology which effect optimization, the result could be unanticipated disruptions, slower retail response times, impaired quality of optimization, degradation in customer service and delays in reporting accurate financial information. These events could result in a material adverse effect on our business, operations and financial condition.

Providers of Internet search services could act to impede the operation of our BeFirst(SM) service.

     Since the success of our BeFirst(SM) service depends on our ability to stay current with changes in search engine technologies, the providers of Internet search services could alter the configuration of their search engines in new ways to make it more difficult for providers of optimization services to rapidly modify their systems to accommodate rapid changes in search engine technology. Our proprietary software programs track the historical patterns of change in the search engine technologies of various providers of Internet search services. If these providers were to significantly and continually alter these historical patterns, and our software was unable to effectively track these changes, our ability to provide this service could be materially and adversely affected.

We will need to keep pace with rapid technological change in the Internet search and advertising industries.

     In order to remain competitive, we will be required to continually enhance and improve the functionality and features of our existing BeFirst.com(SM) service and FindWhat.com(SM) search engine which could require us to spend significant funds. If our competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing services, technology and systems may become obsolete and we may not have the funds or technical know-how to upgrade our services, technology and systems. If we face material delays in introducing new services, products and enhancements, our users may forego the use of our services and select those of our competitors.

The market for our services is uncertain and still evolving.

     Internet marketing and advertising, in general, and advertising through priority placement in an Internet search service, in particular, is at an early stage of development, is rapidly evolving and is characterized by an increasing number of market entrants. The demand and market acceptance for such recently introduced services is generally subject to a high level of uncertainty that a large enough market for these types of services, which we provide, will evolve to provide future opportunities for the growth of our revenues. Most potential advertisers have only limited


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experience advertising on the Internet and have not devoted a significant portion of their advertising expenditures to Internet advertising. If this trend continues, the market for our existing services, which are dependent upon increased internet advertising, may be adversely affected.

We may have difficulty attracting and retaining qualified technical personnel.

     We will need to attract and retain highly qualified, technical personnel in order to maintain and update our products and services, as required. Competition for such personnel is intense, and high demand for highly qualified technical personnel results in technology companies, such as ours, to generally have a higher employee turnover rate than non-technology companies . If we are unable to attract and retain the necessary technical personnel, it would have a material and adverse effect on our business, results of operations and financial condition.

Our FindWhat.com(SM) service depends upon identifying and establishing future online marketing participants.

     We have not yet commenced significant marketing activities relating to our services and have limited marketing experience and limited financial, personnel and other resources to undertake extensive marketing activities. Our future ability to generate revenue from our FindWhat.com(SM) web site will depend upon our ability to get advertisers and generate traffic to the site. If we are unable to enter into and maintain marketing agreements or arrangements which generate significant traffic to our FindWhat.com(SM) web site on commercially acceptable terms, this significant aspect of our business will be damaged. Even if we enter into strategic marketing agreements with third parties they may not result in our ability to increase our revenues.

We depend on our agreement with Inktomi to provide us with supplemental search data.

     In order to provide high quality search results in response to search queries by consumers, FindWhat.com(SM) will require supplemental search results to display in addition to the search results paid for by our clients. Supplemental search data is expected to constitute a very high percentage of the search results displayed by FindWhat.com(SM). Approximately 95% of the search results displayed by FindWhat.com are currently provided by Inktomi. We are currently relying upon one third-party supplier, Inktomi Corporation, as our sole source of supplemental search results displayed by FindWhat.com(SM). Pursuant to our agreement with Inktomi, which expires in July 2002, we will be required to make minimum aggregate payments of $600,000 over the next three years for supplemental search results. If we fail to make any required payments, Inktomi could terminate its services, which would result in a material interruption of our operations until such time as we can obtain an alternative source for such services. Alternative sources may not be available, and any reliable third-party supplier will likely be a competitor.

We face substantial and increasing competition.

     FindWhat.com(SM) may face increased pricing pressure for the sale of paid listings, advertisements and direct marketing opportunities, which could adversely affect our future business and operating results. Our competitors may have or obtain certain intellectual property rights which may interfere or prevent the use of our "pay for placement" business model. The market for Internet-based marketing services is relatively new, intensely competitive and rapidly


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changing. Since the advent of web site optimization services on the Internet, the number of companies offering such services has proliferated due to, among other reasons, the absence of substantial barriers to entry. This competition may continue to further intensify. Such increased competition may lead to reductions in market prices for search engine optimization marketing and sales. Our principal competitor in the pay for placement aspect of our business is GoTo.com. We also compete against providers of web directories and search and information services such as those provided by America Online, Inc., Excite, Inc., Yahoo! and Alta Vista.

     Our principal competitors in our web site optimization business are Did-it.com, WebsiteResults.com and Greenflash.com.

     Most of our current and potential customers have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have.

Our principal competitor may have patent rights which could prevent us from offering our FindWhat.com service in its present form.

     GoTo.com, has advised us of a pending patent application with respect to our current "pay for placement" business model, but has refused to provide to us the details of its application. Accordingly, we have not been able to determine if the operation of our FindWhat.com service would violate any proprietary rights of GoTo.com. If a patent is issued to GoTo.com or another competitor which interferes or prevents us from using the pay for placement business model, our business, operations and financial condition could be materially and adversely affected. Moreover, although GoTo.com has indicated that it will monitor our activities, they have not commenced or threatened to commence any legal action against us. If we are required to participate in litigation we may not have the resources to fund the required litigation costs, which may adversely affect our financial condition.

We depend on third parties for certain software and Internet services for our FindWhat.com(SM) search service.

     We depend on third-party software to operate our FindWhat.com(SM) search service. Although we believe that several alternative sources for this software are available, any failure to obtain and maintain the rights to use such software would have a material adverse effect on our operations. We also are dependent upon a third party to provide Internet services to allow us to connect to the Internet with sufficient capacity and bandwidth so that our FindWhat.com(SM) search service can properly function and our FindWhat.com web site can handle the anticipated increase in traffic. We currently have a contract with a term of 12 months with Michigan Internet

Communications Association for such services. Any restrictions or interruption in our connection to the Internet would cause significant revenue loss.

Our future success will depend on continued growth in the use of the Internet.

     Our future success will depend substantially upon continued growth in the use of the Internet to support the sale of our services and in the acceptance and volume of commerce transactions on the Internet. As this is a new and rapidly evolving industry, the ultimate demand and market acceptance for Internet-related services is subject to a high level of uncertainty. The number of Internet users may not continue to grow, and commerce over the Internet may not become more accepted or widespread which would adversely affect the demand for our services.

Our future success will depend upon the continued development and maintenance of a viable Internet infrastructure.

     Our future success depends upon the continued development and maintenance of a viable Internet infrastructure to support the continued growth in the use of the Internet. The maintenance and improvement of this infrastructure will require timely development of products, such as high speed modems and communications equipment, to continue to provide reliable Internet access and improved content. If the current Internet infrastructure is not able to support an increased number of users or the increased bandwidth requirements of users, the performance or reliability of the Internet, and therefore its popularity, may be adversely affected. This could adversely affect our business, operations and financial condition could be materially and adversely affected.

Current capacity constraints may require us to expand our network infrastructure and customer support capabilities.

     Our ability to provide high-quality customer service largely depends on the efficient and uninterrupted operation of our computer and communications systems in order to accommodate any significant increases in the numbers of consumers and advertisers using our services. We may be required to expand our network infrastructure and customer support capabilities to support an anticipated expanded customer base. Any such expansion will require us to make significant upfront expenditures for servers, routers, computer equipment and additional Internet and intranet work equipment and to increase bandwidth for Internet connectivity. Any such expansion or enhancement will need to be completed without system disruptions. Failure to expand our network infrastructure or customer service capabilities either internally or through third parties, if and when necessary, would materially adversely affect our business and operations.

Our technical systems are vulnerable to interruption and damage.

     We currently do not have a disaster recovery plan in effect, nor do we have fully redundant systems for our services at an alternate site. A disaster could cause interruption of our services for an indeterminate length of time and severely damage our business and results of operations. Our systems and operations are vulnerable to damage or interruption from fire, floods, power loss, telecommunications failures, break-ins, sabotage, computer viruses, penetration of our network by unauthorized computer users and "hackers", and similar events. The occurrence of a natural disaster or unanticipated problems at our technical operations facility could cause interruptions or delays in our business, loss of data or render us unable to provide services to customers. Failure to provide the data communications capacity we require, as a result of human error, natural disaster or other operational disruptions could cause interruptions in our service and web sites. The occurrence of any or all of these events could adversely affect our reputation, brand and business.

We may be unable to obtain the Internet domain names that we hope to use.

     The Internet domain name we are using for our search service web site is "FindWhat.com(SM)." This domain name will be an extremely important part of our business. We may desire or it may be necessary in the future to use other domain names in the United States and abroad. The acquisition and maintenance of domain names generally are regulated by governmental agencies and their designees. In the United States, the National Science Foundation has appointed Network Solutions, Inc. as the current exclusive registrar for the ".com," ".net" and ".org" generic top-level domains. The regulation of domain names in the United States and in foreign countries is subject to change in the near future. Future changes in the United States are expected to include a transition from the current system to a system that is controlled by a for-profit corporation and the creation of additional top-level domains. Governmental authorities in different countries may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain desired and relevant domain names in all countries in which we will conduct business.

The impact of potential Year 2000 difficulties on our operations is unclear.

     Although we believe that all of our internal software and hardware systems will function properly with respect to dates in the year 2000 and thereafter, we may experience unanticipated negative consequences from year 2000 problems, including material costs caused by undetected errors or defects in the technology we use in our internal systems. We have not developed any contingency plan to address Year 2000 problems in our hardware and software systems and do not intend to develop a contingency plan.

     We have not inquired as to the year 2000 readiness of our customers, or all of our suppliers or vendors and are therefore unable to determine what, if any, consequences their year 2000 failures would have on our operations, liquidity or financial condition and we have not developed contingency plans to address any Year 2000 problems by these parties.

     If we or our suppliers, vendors or customers experience any year 2000 problems either as a result of failures of software or hardware used by us or such third parties, it could result in the loss of customers or an interruption in our ability to offer our BeFirstSM or FindWhat.com(SM) services, either of which could adversely affect our revenues and financial position. We could also be required to incur substantial expenditures in order to adapt our services to changing technologies or to new protocols as a result of any realized year 2000-related programming errors.

We may be unable to promote and maintain our brands.

     We believe that establishing and maintaining brand identity of our services is a critical aspect of attracting and expanding a large client base. Promotion and enhancement of our brands will depend largely on our success in continuing to provide high quality service. If businesses do not perceive our existing services to be of high quality, or if we introduce new services or enter into new business ventures that are not favorably received by businesses, we will risk diluting our brand identities and decreasing their attractiveness to existing and potential customers.

     In order to attract and retain customers and to promote and maintain brands in response to competitive pressures, we may also have to substantially increase our financial commitment to creating and maintaining a distinct brand loyalty among our customers. If we incur significant expenses in an attempt to improve our services or to promote and maintain our brands, our business, results of operations and financial condition could be materially affected. Moreover, any brand identity we establish may be diluted as a result of any inability to protect our service marks or domain names.

Government regulation of internet businesses such as ours may increase.

     We are not subject to direct regulation by any government agency, other than regulations applicable to businesses, generally, and Internet businesses, in particular. Few laws or regulations are currently directly applicable to access to or commerce on the Internet. However, the increasing popularity and use of the Internet have caused several laws or regulations to come under consideration by federal, state, local and foreign governmental authorities. In the future, laws may be adopted with respect to the Internet relating to such issues as user privacy, taxation, infringement, pricing and intellectual property ownership. Any new legislation or regulation, or a new interpretation of existing laws, could impact us in ways that are impossible to predict at present.

Our intellectual property rights may not be protectable or of significant value in the future.

     Legal standards relating to the validity, enforceability and scope of protection of certain intellectual property rights in Internet-related industries are uncertain and still evolving. The steps we take to protect our intellectual property rights may not be adequate to protect our future intellectual property. Third parties may also infringe or misappropriate any copyrights, trademarks, service marks, trade dress and other proprietary rights we may have. Any such infringement or misappropriation could have a material adverse effect on our business, operations and financial condition.

     We have filed an application for registration of our service marks for "BeFirst(SM)" and "Be1st(SM)" with the United States Patent and Trademark Office. We have also filed an application to register "FindWhat.com(SM) as a servicemark. If other companies also claim the words "BeFirst," "Be1st" and "FindWhat.com", it could involve us in litigation or additional expense. Effective service mark, copyright and trade secret protection may not be available in every country in which our services are distributed or made available through the Internet.

     In addition, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights, which may result in the dilution of the brand identity of our services.

     Our current and future business activities may infringe upon the proprietary rights of others, and other parties may assert infringement claims against us. Any such claims and resulting litigation could subject us to significant liability for damages and could result in the invalidation of our proprietary rights. Even if not meritorious, such claims could be time-consuming, expensive to defend and could result in the diversion of our management's time and attention.

We depend on the efforts of our key personnel, several of whom do not work for us on an exclusive basis.

     Our success is substantially dependent on the performance of our senior management and key technical personnel. In particular, our success depends substantially on the continued efforts of Craig A. Pisaris-Henderson, our President and Chief Technical Officer, Robert D. Brahms, our Chief Executive Officer, and Courtney P. Jones, Chairman of our Board of Directors.

     We currently do not have key person life insurance on Messrs. Pisaris-Henderson, Brahms or Jones and may be unable to obtain such insurance in the near future due to high cost or other reasons. We also do not have written employment agreements with any of these key personnel. We believe that the loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, operations and financial condition.

     Each of Messrs. Brahms, Jones and Pisaris-Henderson are actively involved in the ownership, management and operation of other businesses, including other Internet businesses. Although each such individual currently provides more than 40 hours per week to our business, they may have conflicts of interest in the allocation of their business time, and that may reduce the amount of time they can devote to our business and operations in the future.

Our current members of management are also controlling stockholders.

     Craig A. Pisaris-Henderson, Robert D. Brahms and Courtney P. Jones collectively own over 50% of our outstanding common stock and, therefore, are in a position to control all matters requiring approval of our stockholders, including the election of directors and certain extraordinary transactions such as amendments to our Certificate of Incorporation or mergers, without the approval of the remaining stockholders.

We may not be able to maintain a liquid public market for our common stock.

     Our shares of common stock currently appear in the National Quotation Bureau Inc.'s over-the-counter "pink sheets." However, prior to June 18, 1999, there was no significant or long-term established public trading market for our common stock. A regular and established market may not be maintained for our common stock, and there can also be no assurance as to the depth or liquidity of any market for our common stock or the prices at which holders may be able to sell our common stock.

The market price of our common stock may be extremely volatile.

     The public market for our common stock has been established relatively recently. In addition, the trading prices of our common stock, like those of the securities of other Internet companies, has fluctuated widely in recent months. The market price of our common stock will be influenced by many factors and may be subject to significant fluctuations in response to variations in our operating results, investor perceptions, supply and demand, interest rates, developments with regard to our activities, our future financial condition, changes in our management, general economic conditions and conditions specific to the industry.

We may become subject to regulations associated with low priced securities.

     Recently, our common stock has frequently traded at a price below $5.00 per share. Trading in securities priced below $5.00 per share is subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock" (generally, any non-Nasdaq equity security that has a market price share of less than $5.00 per share). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and whether the broker-dealer is the sole market-maker with presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock which could severely limit its market liquidity and the ability of holders of our common stock to sell it.

Our charter documents limit the liability of our directors and officers.

     Our Articles of Incorporation include provisions which limit the personal liability of our directors and officers for monetary damages arising from a breach of their fiduciary duties as directors. In addition, our By-laws require us to indemnify any person who is or was involved in any manner, or who is threatened to be involved, in any pending or completed action or proceeding, including a derivative action brought by us or in our name, by reason of the fact such person is or was a director, officer, employee or agent of ours, or was serving at our request as an officer, director, employee or agent of another entity, enterprise or employee benefit plan, against all liabilities and expenses actually and reasonably incurred by such person in connection with any such action or proceeding.

A significant portion of our common stock is eligible for immediate public trading.

     Of the 12,500,000 shares of our common stock outstanding, 2,500,000 shares are freely tradeable or immediately eligible for resale under Rule 144 promulgated pursuant to the Securities Act of 1933, as amended. The remaining 10,000,000 shares will become eligible for sale under Rule 144 commencing in June 2000. Sales of substantial amounts of our common stock in the public market could adversely affect the market price of the common stock.

Our Articles of Incorporation authorize us to issue additional shares of stock.

     We are authorized to issue up to 50,000,000 shares of common stock which may be issued by our board of directors for such consideration as they may consider sufficient without seeking shareholder approval. The issuance of additional common stock in the future will reduce the proportionate ownership and voting power of current stockholders.

     Our Articles of Incorporation also authorize us to issue up to 500,000 shares of preferred stock, the rights and preferences of which may be designated by the board of directors. Such designations may be made without shareholder approval. The designation and issuance of preferred stock in the future could create additional securities which would have dividend and liquidation preferences over the outstanding shares of common stock. These provisions could also impede a non-negotiated change in control.

We do not intend to pay future cash dividends.

     We currently do not anticipate paying cash dividends on our common stock at any time in the near future. Any decision to pay dividends will depend upon our profitability at the time, cash available and other factors. We may never pay cash dividends or distributions on our common stock.

Item 2. Financial Information

Selected Financial Data

     The following tables set forth selected historical financial data for FindWhat.com(SM) that reflect the acquisition of all of the outstanding capital stock of BeFirst Internet Corporation by us in June 1999. Since as a result of the transaction, the stockholders of BeFirst acquired effective control of us, the accounting for the acquisition is identical to that resulting from a reverse acquisition, except that no goodwill is recorded. Under reverse acquisition accounting, our post-reverse acquisition historical financial statements are those of BeFirst. Accordingly, our financial statements included elsewhere herein are the audited historical financial statements of BeFirst as of December 31, 1998 and for the period from March 27, 1998 (the date of inception of BeFirst) through December 31, 1998. The financial data as of December 31, 1998 and for the period from March 27, 1998 through December 31, 1998 have been derived from our audited financial statement included elsewhere herein. The interim financial data as of September 30, 1999 and for the nine months ended September 30, 1999 and for period from March 27, 1998 to September 30, 1998 have been derived from our unaudited financial statements included elsewhere herein and include, in the opinion of management, all necessary adjustments (consisting of normal and recurring accruals) for the fair presentation of such information. Interim results may not necessarily be indicative of our results of operations for a full year or any other future period. Also see Management's Discussion and Analysis of Financial Information and our financial statements included elsewhere herein.

                                                        Period from              Period From          Consolidated
                                                       March 27, 1998          March 27, 1998         Nine Months
                                                   (date of inception) to  (date of inception) to        Ended
                                                     December 31, 1998       September 30, 1998    September 30, 1999
Statement of Operations Data:                                                   (unaudited)           (unaudited)
Revenues                                                $    58,818           $    14,931           $   362,347
Cost of revenues                                             36,837                 20,643               248,757
                                                        -----------            -----------           -----------
  Gross profit                                               21,981                  (5712)              113,590
Operating Expenses
  Selling, general and administrative                        44,146                 17,774               671,710
  Executive compensation                                     45,000                 15,000               155,923
  Stock option compensation                                    --                     --                 211,000
                                                        -----------            -----------           -----------
  Total Operating Expenses                                   89,146                 32,774             1,038,633
                                                        -----------            -----------           -----------
  Net Loss                                              $   (67,165)           $   (38,486)          $  (925,043)
                                                        ===========            ===========           ===========
Loss per share - basic and diluted                      $     (0.01)           $      0.00           $     (0.10)

Unaudited pro forma information*:
    Contractual increase to be made in officer
       salaries                                         $   270,000            $    90,000           $   180,000
    Pro forma net loss after contractual
       increase to be made in officer salaries
                                                        $  (337,165)           $  (128,486)          $(1,105,043)
    Pro forma loss per share after contractual
       increase to be made in officer salaries          $     (0.04)           $     (0.02)          $     (0.12)

Weighted-average number of
      shares common shares
      outstanding                                         8,750,000              8,750,000             9,375,000

                                            As of               As of
Balance Sheet Data:                    December 31, 1998  September 30, 1999
-------------------                    -----------------  ------------------
                                                             (unaudited)
Cash and cash equivalents               $    6,702           $1,793,808
Total Assets                                16,525            2,002,000
Total current liabilities                   38,690              267,104
Stockholders' equity (deficit)             (22,165)           1,734,896

* The supplemental pro forma information is provided to show the impact of employment arrangements with three of our officers entered into as of July 1, 1999. The pro forma adjustments reflect increased compensation costs under such employment arrangements effective July 1, 1999, as if the arrangements had been effective March 27, 1998. These arrangements are discussed under Item 6, "Executive Compensation," below.

Management's Discussion and Analysis of Financial Condition and Results of Operation

Overview

     In June 1999, we acquired all of the outstanding common stock of BeFirst Internet Corporation, a Delaware corporation, in exchange for the issuance to the holders of the outstanding capital stock of BeFirst of 8,750,000 shares of our common stock. Such acquisition gives effect to the following transactions, each of which was deemed to have occurred simultaneously with the acquisition:

          o we cancelled 8,600,000 shares of our outstanding common stock contributed to us by certain stockholders and we effected a one-for-two reverse split of our outstanding common stock, resulting in a decrease in our outstanding common stock to 2,500,000 shares;

          o we issued 1,250,000 post-split shares of our common stock in a private transaction for a price of $2.00 per share;

               o we changed our corporate name from Collectibles America, Inc. to BeFirst.com; and

               o the individual that had served as our sole officer and director prior to our acquisition of BeFirst resigned and was replaced by a board of directors consisting of the former holders of the outstanding capital stock of BeFirst.

     As a result of such transactions, BeFirst became a wholly-owned subsidiary of ours and the former holders of capital stock of BeFirst acquired effective control of us as the parent of BeFirst. In September 1999, we changed our corporate name to FindWhat.com.

     We were incorporated in October 1995. In 1997, we discontinued business operations and transferred our operating assets to creditors to satisfy outstanding liabilities. Therefore, the following discussion is a discussion of the business of BeFirst.

     BeFirst was incorporated in March 1998. BeFirst completed development of proprietary methodology and software tools designed to optimize our clients' web sites and achieve improved ranking results in response to searches conducted by consumers on major Internet web sites, offering search services, for search words and phrases selected by our clients within their respective business categories. We have also recently commercially launched our Internet search service, which is designed to assist consumers who search the Internet to locate desired providers of information, products and services to quickly and easily locate relevant information and pass through our portal to the desired information.

     Our web site optimization service, which we market under the BeFirst.com(SM) service mark, and our web site search service, which we market under the FindWhat.com(SM) service mark, are designed to increase traffic to our clients' web sites. Our BeFirst.com(SM) service derives revenues from fees charged to new clients for web site optimization services performed by us for such clients and click-through rates charged for traffic the service generates for a client's web site. Our search service is designed to generate revenues based on the number of consumer click-throughs resulting from a client's listing on our FindWhat.com(SM) web site. The click-through rate will be determined by an auction among clients in the same category. Clients desiring placement within a search category will bid against one another, with the winning bid being at least $.01 greater than the next highest bid. We anticipate that our search service will generate additional revenue from banner advertisements to be placed on search result pages.

     We began offering our Internet web site optimization service in August 1998 and we commercially launched our FindWhat.com(SM) search service on September 6, 1999. We have not yet generated any significant revenues and do not expect to generate any significant revenues until the number of clients we service and the volume of click-throughs at our clients' web sites substantially increase.

     In order to significantly increase revenues we will be required to incur significant advertising and promotional expenses. In anticipation of an expansion of our operations, we have recently employed additional management personnel, including individuals to serve as our chief financial officer and director of sales. We intend to employ additional personnel in such areas as sales, technical support and finance. These actual and proposed increases in personnel will significantly increase our selling, general and administrative expenses.

     Our limited operating history and the uncertain nature of the markets we address or intend to address make prediction of our future results of operations difficult. Our operations may never generate significant revenues and we may never achieve profitable operations.

Results of Operations

     The following table sets forth our results of operations expressed as percentage of total revenues:

                                                  Period from
                          Period from            March 27, 1998
                         March 27, 1998       (Date of Inception)      Consolidated
                     (Date of Inception) to            to           Nine months Ended
                       December 31, 1998       September 30, 1998   September 30, 1999
Revenues                       100%                    100%               100%
Cost of Revenues                63%                    138%                69%
Operating expenses             152%                    220%               287%
Net loss                      (114)%                  (258)%             (255)%

Comparison of Nine Months Ended September 30, 1999 to the Period from March 27, 1998 (Date of Inception) to June 30, 1998; and Comparison of the Nine Months Ended September 30, 1999 to the Period from Inception to December 31, 1998.

Revenues. Revenues increased from $14,931 for the period from March 27, 1998 (date of inception) to September 30, 1998 to $362,347 for the nine months ended September 30, 1999. In addition, revenues increased from $58,818 for the period from inception to December 31, 1998 to $362,347 for the nine months ended September 30, 1999. We introduced our BeFirst.com(SM) web site optimization service in August 1998. The increase in revenue is primarily due to the increase in the number of clients using our BeFirst.com(SM) service, which increased from 25 as of December 31, 1998 to 105 as of September 30, 1999.

Cost of Revenues. Cost of revenues consists primarily of sales representative expenses, domain registration expenses for clients and web site design expenses. Our cost of revenues increased from $20,643 for the period from inception to September 30, 1998 to $248,757 for the nine months ended September 30, 1999. In addition, our cost of revenues increased from $36,837 for the period from inception to December 31, 1998 to $248,757 for the nine months ended September 30, 1999. The increases were primarily attributable to increases in sales representative commissions and additional client domain registration fees required in connection with the expansion of our operations.

Operating Expenses. The components of our operating expenses are selling, general and administrative expenses, stock option compensation and executive compensation. Selling, general and administrative expenses consist primarily of advertising, salaries and related costs for general corporate functions, including professional fees and depreciation of computer equipment. Stock option compensation consists of a non-cash charge of $211,000 during the nine months ended September 30, 1999 which was recognized for the excess of the fair market value over the exercise price of options granted to non-employees.

     Operating expenses increased from $32,774 for the period from March 27, 1998 to September 30, 1998 to $1,038,633 for the nine month period ended September 30, 1999. In addition, operating expenses increased from $89,146 for the period from March 27, 1998 to December 31, 1998 to $1,038,633 for the nine months ended September 30, 1999. Selling, general and administrative costs for the nine months ended September 30, 1999 included $519,447 for advertising, professional fees and payroll. Increases in advertising and salaries (other than the non-cash charge) are the result of the expansion of our operation, the development of our FindWhat.com search service and increased sales efforts. We anticipate additional increases in advertising, payroll, professional fees and depreciation in the future. Also included in selling, general and administrative expenses for the periods ended December 31, 1998 and September 30, 1999 are $18,000 and $67,000, respectively for rent allocation, support and other administrative services provided by WPI Advertising, Inc.

Net Loss. As a result, our net loss increased from $38,486 for the period from inception to September 30, 1998 to $925,043 for the nine months ended September 30, 1999. In addition, our net loss increased from $67,165 for the period from inception to December 31, 1998 to $925,043 for the nine months ended September 30, 1999.

Liquidity and Capital Resources

     Through September 30, 1999, space and support services were provided to us by WPI Advertising, Inc., an affiliate of our Chief Executive Officer, Robert D. Brahms, and through August 31, 1999, in Florida by Internet Services International, Inc., an affiliate of our President, Craig Pisaris-Henderson. Our cash requirements during this period were financed primarily from operating cash flow and the net proceeds of a private placement of common stock. As of September 30, 1999, we had cash and cash equivalents of approximately $1,794,000 representing the remaining net cash proceeds from the sale of 1,250,000 shares of our common stock in a private placement. For the nine months ended September 30, 1999, net cash used in operating activities was approximately $505,067, reflecting the net losses offset in part by stock option compensation and increases in other current assets. Net cash used in investing activities was approximately $142,931, reflecting purchase of equipment.

     We have been using, and anticipate that we will continue to apply, the net cash proceeds from the private placement of our common stock in June 1999 primarily to finance salaries and other general expenses in anticipation of an expansion in our customer base and activities.

     We currently anticipate that the net proceeds from our private placement, together with cash flow from operations, will be sufficient to finance our needs for working capital and capital expenditures over the next 12 months.

     Although we believe that there are sufficient funds to implement our proposed operations over the next 12 months, we intend to seek additional funds as needed in the future in order to finance additional technical, sales, management and marketing personnel and to expand our marketing and promotional capabilities. However, currently, we have no arrangements with respect to, or sources of. additional financing (debt or equity) to finance these needs or to fund our operations beyond the next 12 months. Moreover, we cannot assume that we will be able to obtain any additional funds when required on commercially reasonable terms, or at all.

Year 2000 Compliance

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these code fields will need to accept four digit entries to distinguish the year 2000 and 21st century dates from other 20th century dates. As a result, computer systems and/or software products used by many companies may need to be upgraded or replaced to solve this problem.

     We have completed our internal information technology and non-information technology assessments. Based on such assessments, we believe that our internal software and hardware systems will function properly with respect to dates in the year 2000 and thereafter. Our assessments took into account that the proprietary software we employ in our BeFirstSM web site optimization service is not date-dependent and that the newly acquired hardware and software systems employed in our FindWhat.com have been warranted by the suppliers of such systems to be Year 2000 compliant. We do not expect to incur any significant costs in the future for year 2000 problems. However, we have not developed any contingency plan in the event of a year 2000 problem nor do we currently intend to develop a contingency plan. We may experience unanticipated negative consequences from year 2000 problems, including material costs, caused by undetected errors or defects in the technology used in our internal systems.

     We have not inquired as to the year 2000 readiness of our customers or all of our suppliers or vendors and are unable to determine what, if any, consequences their year 2000 failures would have on our operations, liquidity or financial condition. However, we have requested year 2000 compliance letters from Inktomi and certain of our other major vendors and suppliers, but have not yet received any responses to our requests. We have not developed any contingency plans, nor do we currently intend to develop any contingency plans, in the event any of our suppliers or vendors experience year 2000 problems. If our suppliers, vendors or customers experience any year 2000 problems, it could affect the revenues of our FindWhat.com(SM) services. In most cases, we believe that we could find replacement vendors or suppliers which are year 2000 compliant without significant delay or expense. However, if substantially all of our suppliers and vendors prove not to be year 2000 compliant and if we experience difficulties in finding replacement suppliers and vendors, then our business could be materially harmed. If our customers, suppliers and vendors experience year 2000 problems, it could result in an interruption in, or a failure of, certain of our normal business activities or operations. We could also be required to incur substantial expenditures in order to adapt our services to changing technologies or to new protocols as a result of any realized year 2000-related programming errors.

     If we or our suppliers, vendors or customers experience any year 2000 problems either as a result of failures of software or hardware used by us or such third parties, it could result in the loss of customers or an interruption in our ability to offer our BeFirst(SM) or FindWhat.com(SM) services, either of which could adversely affect our revenues and financial position. We could also be required to incur substantial expenditures in order to adapt our services to changing technologies or to new protocols as a result of any realized year 2000-related programming errors.

Item 3. Properties.

We lease approximately 3,200 square feet of office space in Fort Myers, Florida for current annual rent of $28,000. The lease commenced September 1, 1999 and has a three-year term.

     Our executive, financial and administrative functions and our sales activities are conducted out of the Manhattan offices of WPI Advertising, Inc., a business owned and operated by Robert D. Brahms, our Chief Executive Officer. WPI is providing us with office space and support services on a cost allocation basis. As our sales operations expand, we will determine whether to maintain our presence in the WPI offices or to seek alternate space in Manhattan. We believe that this space is sufficient for our current and anticipated sales activities.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

     The following table sets forth certain information as of November 15, 1999 with respect to the beneficial ownership of our common stock by the following individuals and groups:

          o    each of our directors;

          o    each of our executive officers;

          o each person whom we know beneficially owns five percent (5%) or more of our outstanding common stock; and

          o    all directors and executive officers as a group

   Name and Address of                  Number of Shares   Percentage of Shares
     Beneficial Owner                  Beneficially Owned    Beneficially Owned
     ----------------                  ------------------    ------------------

Courtney P. Jones                           2,413,688              19.1

Craig A. Pisaris-Henderson                  2,418,688              19.1

Robert D. Brahms                            2,350,658              18.6

Peter W. Miller                             1,562,500              12.5

Michael Schulman                                  ___               ___

All directors and executive  officers
as a group (4 persons)                      7,183,034              54.9

     The address of Messrs. Jones, Pisaris-Henderson, Brahms and Schulman is care of FindWhat.com, 121 West 27th Street, Suite 903, New York, New York 10001. The address of Mr. Peter Miller is care of Proskauer Rose LLP, 1545 Broadway, New York 10036, attention: Jack P. Jackson, Esq.

     We believe that all of the persons named in the above table have sole voting and investment power over all shares they beneficially own. Each person in the table above is considered the beneficial owner of securities that he can acquire through the exercise of options, warrants or convertible securities within 60 days from the date of this registration statement. In calculating each beneficial owner's percentage ownership, we have assumed that options held by that person that are exercisable within 60 days from the date of this registration statement have been exercised.

     Messrs. Brahms, Jones and Pisaris-Henderson were granted options to purchase 122,667, 125,667 and 130,667 shares of common stock, respectively, at $2.20 per share pursuant to our 1999 Stock Option Plan. The applicable percentage ownership amounts in the above table are based on 12,500,000 shares of common stock outstanding as of November 15, 1999.

Item 5. Directors and Executive Officers.

     The following table sets forth our directors and executive officers:

     Name                    Age                  Position
     ----                    ---                  --------

Courtney P. Jones             40   Chairman of Board of Directors and a Director

Craig A. Pisaris-Henderson    30   President,  Chief  Technology  Officer,
                                   Secretary and a Director
Robert D. Brahms              42   Chief Executive  Officer,
                                   Treasurer and a Director
Michael Schulman              43   Chief Financial Officer

     Courtney P. Jones has served as our Chairman and as one of our directors since we acquired BeFirst Internet Corporation in June 1999. Prior to that time, he served as the President and as a director of BeFirst since its inception in March 1998. He has served as President and a Director of V-Lite Video Corporation, a direct marketing production and distributing company, for more than the past five years. In 1993, Mr. Jones also created, wrote and produced the "Electronic Entrepreneur," a program for aspiring electronic retailers that was sold on television and radio. Mr. Jones attended the University of Missouri for four years before leaving to begin his radio career.

     Craig A. Pisaris-Henderson has served as our President, Secretary and Chief Technology Officer and as one of our directors since we acquired BeFirst in June 1999. Prior to that time he served as the Vice President and Secretary and a director of BeFirst since its inception in March 1998. He served as President and Chief Executive Officer of Internet Services International, Inc. and its predecessor, H.E. Internet Services (founded under the name Henderson Enterprises) from 1993 to May 1999. Since May 1999, he has served as Chairman, President and Chief Executive Officer of E-troop.com. E-Troop.com acquired the assets of Internet Services International, Inc. in May 1999. E-Troop.com and its predecessor have provided business-to-business multimedia Internet content, website design and distribution services.

     Robert D. Brahms has served as our Chief Executive Officer and Treasurer and as one of our directors since we acquired BeFirst in June 1999. Prior to that time he served as a Vice President and Treasurer and as a director of BeFirst since May 1998. Mr. Brahms has served as the President and director of WPI Advertising Inc. since it was founded in 1986. WPI is a general advertising firm and sales representative of other advertising media, including print and Internet. Mr. Brahms is a graduate of the State University of New York.

     Michael Schulman has served as our Chief Financial Officer since July 1999. From 1996 to July 1999, he served as Vice President and Chief Financial Officer for IPO, LLC/Fashion Express Worldwide. From 1991 to 1996, Mr. Schulman served as Vice President and Chief Financial Officer of Gotham Apparel Corp. Mr. Schulman has BS and MBA degrees from St. John's University in New York City.

     Messrs. Brahms, Jones and Pisaris-Henderson are each actively involved in the ownership, management and operation of other businesses, including other Internet businesses, although such businesses do not compete with our business. As such, even though they currently each devote more than 40 hours per week to our business, they may have future conflicts of interest in the allocation of their business time which may have an adverse affect on our business and operations.

     Directors are elected for a period of one year and serve until the next annual meeting at which their successors are duly elected by the stockholders. Officers and other employees serve at the will of the board of directors. There are currently no arrangements or understandings regarding the length of time each director is to serve in such a capacity. We have no audit or compensation committees of our board of directors.

Item 6. Executive Compensation.

     Commencing July 1, 1999, Robert D. Brahms, Courtney P. Jones and Craig A. Pisaris-Henderson are being compensated at a rate of $120,000 per year. From March 27, 1998 (the date of BeFirst's inception) through June 30, 1999, none of our executive officers received any compensation from us. Messrs. Brahms, Jones and Pisaris-Henderson have been granted incentive stock options to purchase 122,667, 125,667 and 130,667 shares of common stock, respectively, at an exercise price of $2.20 per share under our 1999 Stock Option Plan. Each option expires five years from its date of grant.

     Michael Schulman, the Company's Chief Financial Officer, was employed by us in July 1999 and is being compensated at a rate of $125,000 per year. In addition, Mr. Schulman was granted incentive stock options to purchase 20,000 shares of common stock pursuant to our 1999 Stock Option Plan at an exercise price of $2.00 per share. Such options expire five years from their date of grant.

Directors' Compensation

     Directors do not receive any compensation for services rendered in such capacities.

Stock Option Plan

     In June 1999, we adopted our 1999 Stock Option Plan. Pursuant to this Plan, we may grant options to purchase up to 1,000,000 shares of common stock to our key employees, officers, directors, consultants and other agents and advisors. Awards under this Plan will consist of stock options (both non-qualified options and options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended), restricted stock awards, deferred stock awards, stock appreciation rights and other stock-based awards.

     The Plan is administered by our board of directors, which may determine the persons to whom awards will be granted, the number of awards to be granted and the specific terms of each grant, including vesting, subject to the provisions of the Plan.

     The exercise price of incentive stock options may not be less than 100% of the fair market value of our common stock on the date of grant (110% of the fair market value in the case of a grantee holding more than 10% of our outstanding stock). The aggregate fair market value of shares for which qualified stock options are exercisable for the first time by a grantee who is a 10% shareholder during any calendar year may not exceed $100,000. Non-qualified stock options granted under the Plan may be granted at a price determined by our board of directors, which may not be less than the fair market value per share of our common stock on the date of grant.

     The Plan also contains certain change in control provisions which could cause options and other awards to become immediately exercisable and restrictions and deferral limitations applicable to other awards to lapse in the event any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, including a "group" as defined in Section 13(d), but excluding certain stockholders of the Company, becomes the beneficial owners of more than 25% of the outstanding shares of common stock.

     To date, we have granted options to purchase up to 379,001 and 73,000 shares of common stock at $2.00 and $2.20 per share, respectively, to employees and options to purchase up to an additional 216,712 shares at $2.00 per share to non-employees.

Item 7. Certain Relationships and Related Transactions.

     Our sales activities are conducted out of the Manhattan offices of WPI Advertising Inc., a business owned and operated by Robert D. Brahms, an executive officer and director of ours. As our sales operations expand, we will determine whether to maintain our presence in the WPI offices or to seek alternate space in Manhattan. From our inception in March 1998 through the date hereof, WPI has provided office space and support and administrative services to us. Through September 30, 1999, we paid expenses to WPI of approximately $69,000 and Internet Services International, Inc. of $8,172 for providing us with all of our sales personnel, including sales managers (through June 1999), as well as for rent allocation and administrative costs.

     We believe that prior transactions with our officers, directors and principal stockholders were on terms that were no less favorable than we could have obtained from unaffiliated third parties. We intend that all future transactions between us and our officers, directors and stockholders beneficially owning 5% or more of our outstanding voting securities or their affiliates will be on terms no less favorable to us than we could obtain in arm's-length negotiations from unaffiliated third parties.

Item 8. Legal Proceedings.

     We are not a party to any pending legal proceedings and are not aware of any threatened legal proceedings.

Item 9. Market Price of and Dividends on the Registrant's
        Common Equity and Related Shareholder Matters.

     Market Information. From June 17, 1999 until October 7, 1999, our common stock traded on the NASD's OTC Bulletin Board under the symbol "FWHT." Since October 7, 1999, our common stock appears in the National Quotation Bureau Inc.'s over-the-counter "pink sheets." Prior to June 17, 1999, our common stock was listed under the symbol "CAMJ" and traded infrequently. For the period from June 17, 1999 through October 7, 1999 the high and low, bid prices for our common stock as reported by the NASD's OTC Bulletin Board were $8.50 and $3.00, respectively. The last reported trade of our common stock as reported by the OTC Bulletin Board on October 7, 1999 was $3.875. Such prices reflect inter-dealer quotations, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

     The number of record holders of our common stock was 123 as of November 17, 1999.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three month period, a number of shares that does not exceed the greater of (i) one percent of the shares outstanding, or (ii) the average weekly volume of trading in such shares for the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. In addition, a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume, manner of sale and other limitations described above.

     Dividend Policy. To date, we have not declared or paid any cash dividends on our common stock. The payment of dividends, if any, in the future is within the discretion of the board of directors and will depend upon our earnings, capital requirements and financial condition and other relevant factors. We presently intend to retain all earnings to finance our continued growth and the development of our business and do not expect to declare or pay any cash dividends in the foreseeable future.

Item 10. Recent Sales of Unregistered Securities.

     In October 1997, we sold 12,000,000 shares of common stock to a former officer for a purchase price of $15,000 pursuant to Section 4(2) of the Securities Act of 1933.

     In June 1999, we cancelled 8,600,000 shares of common stock contributed to us by Mr. Mick Jardine, and then effected a 1-for-2 reverse stock split of the remaining outstanding shares of common stock.

     Following the reverse split, in June 1999, we completed a private offering of 1,250,000 shares of common stock to 39 individual and corporate accredited investors purchasers for gross proceeds of $2,500,000 pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended.

     In June 1999, we acquired all of the outstanding capital stock of BeFirst Internet Corporation in exchange for the issuance of 8,750,000 shares of common stock to Messrs. Courtney P. Jones, Craig A. Pisaris-Henderson, Robert D. Brahms, Peter Miller, Tony Garcia and Christopher Knight Whitaker, the former shareholders of BeFirst Internet Corporation, pursuant to Section 4(2) of the Securities Act of 1933.

     In June 1999, we issued options under our 1999 Stock Option Plan to purchase up to an aggregate of 668,713 shares of our common stock to certain employees and non-employees of the Company at exercise prices of $2.00 and $2.20 per share pursuant to Rule 701 under the Securities Act of 1933.

Item 11. Description of Registrant's Securities to be Registered.

     Our authorized capital stock consists of 50,000,000 shares of common stock, $.001 par value per share, and 500,000 shares of preferred stock, $.001 par value per share. As of November 15, 1999, there were 12,500,000 shares of our common stock outstanding, which as of such date, were held of record by 126 holders. No shares of our preferred stock are outstanding.

Common Stock

     Holders of common stock are entitled to share equally in all dividends and distributions that the board of directors, in its discretion, declares from legally available funds. No holder of common stock has a preemptive right to subscribe for any securities. No shares of common stock are subject to redemption or convertible into other securities. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of common stock. All shares of common stock now outstanding are fully paid, validly issued and nonassessable. Each share of common stock is entitled to one vote on all matters for which shareholders are required or permitted to vote. Holders of common stock do not have cumulative voting rights. The holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so. In that event, holders of the remaining shares of common stock will not be able to elect any members to the board of directors.

Certain Provisions of Nevada Law

     Anti-Takeover Provisions. Nevada law provides that any agreement providing for the merger or consolidation for sale of all or substantially all of the assets of a corporation be approved by the owners of at least the majority of the outstanding shares of that corporation, unless a different vote is provided for in our Articles of Incorporation. Our Articles of Incorporation do not provide for a super-majority voting requirement in order to approve any such transactions. Nevada law also gives appraisal rights for certain types of mergers, plans of reorganization, or exchanges or sales of all or substantially all of the assets of a corporation. Under Nevada law, a stockholder does not have the right to dissent with respect to:

     (a)  a sale of assets or reorganization, or

     (b)  any plan of merger or any plan of exchange, if

          (i) the shares held by the stockholder are part of a class of shares which are listed on a national securities exchange or the NASDAQ National Market System, or are held of record by not less than 2,000 shareholders, and

          (ii) the stockholder is not required to accept for his shares any consideration other than shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class of shares which are listed on a national securities exchange or the Nasdaq National Market System, or are held of record by not less than 2,000 holders.

     Control Share Acquisition Provision. Under Nevada law, when a person has acquired or offers to acquire one-fifth, one-third, or a majority of the stock of a corporation, a meeting of stockholders must be held after delivery of an "offeror's" statement, at the offeror's expense, so that the stockholders of the corporation can vote on whether the owner(s) of the shares proposed to be acquired (the "control shares") can exercise voting rights. Except as otherwise provided in a corporation's articles of incorporation, the approval of the owner(s) of a majority of the outstanding stock not held by the offerors is required so that the stock held by the offerors will have voting rights. The control share acquisition provisions are applicable to any acquisition of a controlling interest, unless the articles of incorporation or by-laws of a corporation in effect on the tenth day following the acquisition of a controlling interest by an acquiring person provide that the control share acquisition provisions do not apply. We have not elected out of the control share acquisition provisions of Nevada law.

     Combination Moratorium Provision. Nevada law provides that a corporation may not engage in any "combinations," which is broadly defined to include mergers, sales and leases of assets, issuances of securities and similar transactions, with an "interested stockholder" (defined as the beneficial owner of 10% or more of the voting power of the corporation) and certain affiliates or their associates for three years after an interested stockholder's date of acquiring the shares, unless the combination or the purchase of the shares by the interested stockholder is approved by the board of directors by the date the interested stockholder acquires the shares. After the initial three-year period, any combination must still be approved by majority of the voting power not beneficially owned by the interested stockholder or the interested stockholders, affiliates or associates, unless the aggregate amount of cash and the market value of the consideration other than cash that could be received by stockholders as a result of the combination is at least equal to the highest of:

     (a) the highest bid per share of each class or series of shares, including the common shares, on the date of the announcement of the combination or on the date the interested stockholder acquired the shares; or

     (b) for holders of preferred stock, the highest liquidation value of the preferred stock.

     Other Provisions. Under Nevada law, the selection of a period for achieving corporate goals is the responsibility of the directors. In addition, the officers, in exercising their respective powers with a view to the interests of the corporation, may consider:

     (a) the interests of the corporation's employees, suppliers, creditors, and customers;

     (b)  the economy of the state and the nation;

     (c)  the interests of the economy and of society; and

     (d) the long-term, as well as short-term, interests of the corporation and its stockholders, including the possibility that those interests may be best served by the continued independence of the corporation.

     The directors may resist any change or potential change of control of the corporation if the directors, by majority vote of a quorum, determine that a change or potential change is opposed to or not in the best interests of the corporation "upon consideration of the interest of the corporation's stockholders," or for one of the other reasons described above. The directors may also take action to protect the interests of the corporations' stockholders by adopting or executing plans that deny rights, privileges, powers, or authority to a holder of a specific number of shares or percentage of share ownership or voting power.

Transfer Agent

     Our transfer agent and registrar is Interwest Transfer Co., Inc., 1981 East 4800 South, Salt Lake City, Utah 84117, telephone number (801) 272-9294.

Dividend Policy

     We have not paid any dividends on common stock to date and do not anticipate paying dividends on common stock in the foreseeable future. We intend to follow a policy of retaining all earnings, if any, for the foreseeable future in order to finance the development and expansion of our business.

Item 12. Indemnification of Directors and Officers.

     Our Articles of Incorporation do not provide for the indemnification of a present or former director or officer. However, pursuant to Nevada Revised Statutes Section 78.750 and 78.751, we must indemnify any of our directors, officers, employees or agents who is successful on the merits or otherwise in defense of any action or suit. Such indemnification includes expenses, including attorney's fees actually or reasonably incurred. Nevada law also provides for discretionary indemnification for each person who serves as or at our request as our officer or director. We may indemnify such individuals against all costs, expenses, and liabilities incurred in a threatened, pending, or completed action, suit or proceeding brought because such individual is our director or officer. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action he must not have had a reasonable cause to believe his conduct was unlawful.

     Our by-laws provide:

     Unless prohibited by Nevada law, we must indemnify any person who is or was involved in any manner (including, without limitation, as a party or a witness), or is threatened to be so involved, in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, including without limitation, any action, suit or proceeding brought by us or in our right to procure a judgment in our favor, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, against all expenses and liabilities actually and reasonably incurred by him in connection with any such action, suit or proceeding. The right to indemnification conferred by our by-laws shall be presumed to have been relied upon by our directors, officers, employees and agents and shall be enforceable as a contract right and inure to the benefit of heirs, executors and administrators of such individuals.

     Our board of directors is authorized, on our behalf, to enter into, deliver and perform agreements or other arrangements to provide any indemnitee with specific rights of indemnification in addition to the rights provided hereunder to the fullest extent permitted by Nevada Law. Such agreements or arrangements may provide:

     (i) that the expenses of our officers and directors incurred in defending a civil or criminal action, suit or proceeding, must be paid by us as they are incurred and in advance of the final disposition of any such action, suit or proceeding provided that, if required by Nevada Law at the time of such advance, the officer or director provides an undertaking to repay such amounts if it is ultimately determined by a court of competent jurisdiction that such individual is not entitled to be indemnified against such expenses;

     (ii) that the indemnitee shall be presumed to be entitled to indemnification under our by-laws or such agreement or arrangement and we will have the burden of proof to overcome that presumption;

     (iii) for procedures to be followed by us and the indemnitee in making any determination of entitlement to indemnification or for appeals therefrom; and

     (iv) for insurance or such other financial arrangements, all as may be deemed appropriate by the board of directors as the time of execution of such agreement or arrangement.

     We may, unless prohibited by Nevada Law, purchase and maintain insurance or make other financial arrangements on behalf of any indemnitee for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. Such other financial arrangements may include:

     o    the creation of a trust fund;

     o    the establishment of a program of self-insurance;

     o the securing of our obligation of indemnification by granting a security interest or other lien on any of our assets; or

     o    the establishment of a letter of credit, guaranty or surety.

     The foregoing by-law provisions, as well as this provision, may be amended by our stockholders only by vote of the holders of 66 2/3% of the entire number of shares of each class, voting separately, of our outstanding capital stock (even though the right of any class to vote is otherwise restricted or denied), provided that no amendment or repeal of these by-law provisions will adversely affect the indemnification rights of any indemnitee existing at the time such repeal or amendment becomes effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to these provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 13.  Financial Statements and Supplementary Data.

INDEX TO FINANCIAL STATEMENTS

                                                                        Page
                                                                        ----

FindWhat.com
     Report of Independent Certified Public Accountants                F-2
     Balance  Sheets,  December  31,  1998 and June 30, 1999
      (unaudited)                                                      F-3
     Statements  of Operations, from  inception on March 27,
      1998 through  December 31, 1998, from inception through
      June 30, 1998  (unaudited) and for the six months ended
      June 30, 1999 (unaudited)                                        F-4
     Statement  of   Stockholders'   Equity  (Deficit), from
      inception on March 27, 1998 through  December 31, 1998,
      and for the six months ended June 30, 1999 (unaudited)           F-5
     Statements of Cash Flows,  from  inception on March 27,
      1998 through December 31, 1998, from inception on March
      27, 1998 though June 30, 1998 (unaudited),  and for the
      six months ended June 30, 1999 (unaudited)                       F-6
     Notes to Financial Statements                                     F-7-F-14

Collectibles America, Inc. - Unaudited
     Unaudited Balance Sheet, June 16, 1999                            F-15
     Unaudited  Statements  of  Operations,  for the  period
      ended  June 16,  1999,  for the  period  ended June 30,
      1998,  and from  inception  on October 25, 1995 through
      June 16, 1999                                                    F-16
     Unaudited  Statement  of  Stockholders'   Equity,  from
      inception on October 25, 1995 through June 16, 1999              F-17
     Unaudited  Statements  of Cash  Flows,  for the  period
      ended  June 16,  1999,  for the  period  ended June 30,
      1998,  and from  inception  on October 25, 1995 through
      June 16, 1999                                                    F-18
     Notes to Unaudited Financial Statements                           F-19-F-21

Collectibles America, Inc.
     Independent Auditors' Report                                      F-22
     Balance Sheets, December 31, 1998 and 1997                        F-23
     Statements of Operations,  for the years ended December
      31,  1998 and 1997 and from  inception  on October  25,
      1995 through December 31, 1998                                   F-24
     Statement of  Stockholders'  Equity,  from inception on
      October 25, 1995 through December 31, 1998                       F-25
     Statements of Cash Flows,  for the years ended December
      31,  1998 and 1997 and from  inception  on October  25,
      1995 through December 31, 1998                                   F-26
     Notes to Financial Statements                                     F-27-F-29

Collectibles America, Inc.
     Independent Auditors' Report                                      F-30
     Balance Sheet, December 31, 1997 and 1996                         F-31
     Statement of  Operations,  for the years ended December
      31,  1997 and 1996 and from  inception  on October  25,
      1995 through December 31, 1997                                   F-32
     Statement of  Stockholders'  Equity,  from inception on
      October 25, 1995 through December 31, 1997                       F-33
     Statement of Cash Flows,  for the years ended  December
      31,  1997 and 1996 and from  inception  on October  25,
      1995 through December 31, 1997                                   F-34
     Notes to Financial Statements                                     F-35-F-37

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
    FindWhat.com

We have audited the accompanying balance sheet of FindWhat.com as of December 31, 1998, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from March 27, 1998 (date of inception) through December 31, 1998. These financial statements are the responsibility of FindWhat.com's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FindWhat.com as of December 31, 1998 and the results of its operations and its cash flows for the period from March 27, 1998 (date of inception) through December 31, 1998 in conformity with generally accepted accounting principles.

/s/ GRANT THORNTON LLP

GRANT THORNTON LLP

New York, New York
August 19, 1999

                                  FindWhat.com

                                 BALANCE SHEETS

                                                                   Consolidated
                                                     December 31,  September 30,
                                                         1998           1999
                                                     -----------    -----------
                                                                    (unaudited)
                                 ASSETS

CURRENT ASSETS
    Cash and cash equivalents                        $     6,702    $ 1,793,808
    Accounts receivable                                    8,463         83,482
    Prepaid expenses                                                      4,000
                                                     -----------    -----------
         Total current assets                             15,165      1,881,290

EQUIPMENT - NET                                            1,360        120,710
                                                     -----------    -----------
                                                     $    16,525    $ 2,002,000
                                                     ===========    ===========
CURRENT LIABILITIES
    Accounts payable and accrued expenses            $    11,348    $   238,657
    Customer deposits and deferred income                 19,353          9,358
    Due to related party                                   7,989         19,089
                                                     -----------    -----------
         Total current liabilities                        38,690        267,104

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (Deficit)
    Preferred stock, $.001 par value; authorized,
       500,000 shares; none issued and outstanding
    Common stock, no par value; authorized,
       issued and outstanding, 1,000 shares                1,000
    Common stock, $.001 par value;
      authorized, 50,000,000 shares; issued
      and outstanding, 12,500,000 shares                                 12,500
    Additional paid-in capital                            54,000      2,724,604
    Accumulated deficit                                  (67,165)      (992,208)
                                                     -----------    -----------
                                                         (12,165)     1,744,896
    Less stock subscription receivable                   (10,000)       (10,000)
                                                     -----------    -----------
                                                         (22,165)     1,734,896
                                                     -----------    -----------
                                                     $    16,525    $ 2,002,000
                                                     ===========    ===========

The accompanying notes are an integral part of these statements.

                                  FindWhat.com

                            STATEMENTS OF OPERATIONS

                                                     Period from    Period from
                                                      March 27,     March 27,     Consolidated
                                                    1998 (date of  1998 (date of   Nine months
                                                    inception) to   Inception) to     ended
                                                    December 31,   September 30,  September 30,
                                                        1998           1998           1999
                                                    -----------    -----------    -----------
                                                                   --------(unaudited)-------
Revenues                                            $    58,818    $    14,931    $   362,347
Cost of revenues                                         36,837         20,643        248,757
                                                    -----------    -----------    -----------

         Gross profit                                    21,981         (5,712)       113,590

Operating expenses
    Selling, general and administrative                  44,146         17,774        671,710
    Executive compensation                               45,000         15,000        155,923
    Stock option compensation                                                         211,000
                                                    -----------    -----------    -----------
         NET LOSS                                   $   (67,165)   $   (38,486)   $  (925,043)
                                                    ===========    ===========    ===========
Loss per share - basic and diluted                  $     (0.01)   $     (0.00)   $     (0.10)
                                                    ===========    ===========    ===========
Unaudited pro forma information (i):
    Contractual increase to be made in officer
       Salaries                                     $   270,000    $    90,000    $   180,000
                                                    ===========    ===========    ===========
    Pro forma net loss after contractual increase
       To be made in officer salaries               $  (337,165)   $  (128,486)   $(1,105,043)
                                                    ===========    ===========    ===========
    Pro forma loss per share after contractual
       Increase to be made in officer salaries      $     (0.04)   $     (0.02)   $     (0.12)
                                                    ===========    ===========    ===========
Weighted-average number of common
    shares outstanding                                8,750,000      8,750,000      9,375,000
                                                    ===========    ===========    ===========

(i) The supplemental pro forma information is provided to show the impact of employment contracts with three officers of the Company entered into as of July 1, 1999. The pro forma adjustments reflect increased compensation costs under such employment contracts effective July 1, 1999 as if the contracts had been effective March 27, 1998. These contracts are discussed at "Executive compensation" in Item 6 of this registration statement.

The accompanying notes are an integral part of these statements.

                                  FindWhat.com

                   STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                    (Note B)

                 Period from March 27, 1998 (date of inception)
                        to December 31, 1998 and for the
                nine months ended September 30, 1999 (unaudited)

                                                Common stock,             Common stock,         Additional
                                                no par value             $.001 par value          paid-in     Accumulated
                                              Shares    Amount        Shares       Amount         capital       deficit
                                             -------    -------    -----------   -----------   -----------    -----------
Issuance of common stock                       1,000    $ 1,000                                $     9,000
Executive compensation                                                                              45,000

Net loss                                                                                                      $   (67,165)
                                             -------    -------                                -----------    -----------
Balance at December 31, 1998                   1,000      1,000                                     54,000        (67,165)

Reclassification of no par value
    common stock into $.001
    common stock                              (1,000)    (1,000)     2,500,000   $     2,500          (250)

Issuance of common stock in
    connection with private
    placement                                                        1,250,000         1,250     2,432,604

Issuance of common stock, in
    connection with acquisition
    of BeFirst Internet Corporation                                  8,750,000         8,750        (8,750)

Executive compensation                                                                              36,000
Stock option compensation                                                                          211,000

Consolidated net loss, September 30, 1999                                                                        (925,043)
                                             -------    -------    -----------   -----------   -----------    -----------
Consolidated balance at September 30, 1999
    (unaudited)                                 --      $  --       12,500,000   $    12,500   $ 2,724,604    $  (992,208)
                                             =======    =======    ===========   ===========   ===========    ===========

                                                  Stock
                                               subscription
                                                receivable       Total
                                               -----------    -----------

Issuance of common stock                       $   (10,000)
Executive compensation                                             45,000

Net loss                                                      $   (67,165)
                                               -----------    -----------
Balance at December 31, 1998                       (10,000)       (22,165)

Reclassification of no par value
    common stock into $.001
    common stock                                                    1,250

Issuance of common stock in
    connection with private
    placement                                                   2,433,854

Issuance of common stock, in
    connection with acquisition
    of BeFirst Internet Corporation

Executive compensation                                             36,000
Stock option compensation                                         211,000

Consolidated net loss, September 30, 1999                        (925,043)
                                               -----------    -----------
Consolidated balance at September 30, 1999
    (unaudited)                                $   (10,000)   $ 1,734,896
                                               ===========    ===========

The accompanying notes are an integral part of this statement.

                                  FindWhat.com

                            STATEMENTS OF CASH FLOWS

                                                           Period from     Period from
                                                            March 27,       March 27,      Consolidated
                                                          1998 (date of   1998 (date of     Nine months
                                                          inception) to    Inception) to       ended
                                                          December 31,    September 30,    September 30,
                                                              1998            1998             1999
                                                          -------------   --------------   -------------
                                                                          ----------(unaudited)---------
Cash flows from operating activities
    Net loss                                              $   (67,165)     $   (38,486)     $  (925,043)
    Adjustments to reconcile net loss to net cash
      provided by operating activities
        Depreciation                                              340                            23,581
        Stock option compensation                                                               211,000
        Executive compensation                                 45,000           15,000           36,000
        Changes in operating assets and liabilities
           Accounts receivable                                 (8,463)                          (75,019)
           Other current assets                                                                  (4,000)
           Accounts payable and accrued expenses               11,348           22,039          227,309
           Customer deposits and deferred income               19,353            6,995           (9,995)
           Due to related party                                 7,989                            11,100
                                                          -----------      -----------      -----------
         Net cash provided by operating activities              8,402            5,548         (505,067)
                                                          -----------      -----------      -----------
Cash flows from investing activities
    Purchase of equipment                                      (1,700)          (1,700)        (142,931)
                                                          -----------      -----------      -----------
         Net cash used in investing activities                 (1,700)          (1,700)        (142,931)
                                                          -----------      -----------      -----------
Cash flows from financing activities
    Gross proceeds from private placement                                                     2,500,000
    Payment of financing costs                                                                  (64,896)
                                                          -----------      -----------      -----------
         Net cash provided by financing activities                                            2,435,104
                                                          -----------      -----------      -----------
         INCREASE IN CASH AND
             EQUIVALENTS                                        6,702            3,848        1,787,106

Cash and cash equivalents at beginning of period                                                  6,702
                                                          -----------      -----------      -----------
Cash and cash equivalents at end of period                $     6,702      $     3,848      $ 1,793,808
                                                          ===========      ===========      ===========
Supplemental noncash investing and financing activities
    Capital contributions for stock subscription          $    10,000      $     6,000
                                                          ===========      ===========

The accompanying notes are an integral part of these statements.

                                  FindWhat.com

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 1998
       (information relating to September 30, 1999 and 1998 is unaudited)

NOTE A - NATURE OF BUSINESS

     BeFirst.com was organized under the laws of the State of Nevada and, beginning June 17, 1999, conducts its operations through its wholly-owned subsidiary, BeFirst Internet Corporation. In September 1999, the Company changed its name from BeFirst.com to FindWhat.com ("FindWhat" or the "Company").

     FindWhat offers internet optimization tools to increase traffic flow to clients' web sites. The Company charges an initial set-up fee to enhance a client's web page using key words and utilizes software that tracks click-through rates. The Company currently derives revenue from two sources: set-up fees charged to new clients and click-through rates charged for the traffic the service generates for a client's web site. The Company operates in one reportable business segment.

NOTE B - BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of FindWhat.com and its wholly-owned subsidiary, BeFirst Internet Corporation.

     On June 17, 1999, Collectibles America, Inc. ("Collectibles"), a nonoperating public company with immaterial net assets, acquired 100% of the outstanding common stock of BeFirst Internet Corporation, whose date of inception was March 27, 1998 (the "Acquisition"). The Acquisition resulted in the owners and management of BeFirst Internet Corporation having effective control of the combined entity. Concurrent with the Acquisition, Collectibles changed its name to BeFirst.com. In September 1999, BeFirst.com changed its name to FindWhat.com.

     Under generally accepted accounting principles, the Acquisition is considered to be a capital transaction in substance, rather than a business combination. That is, the Acquisition is equivalent to the issuance of stock by BeFirst Internet Corporation for the net monetary assets of FindWhat.com, accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the Acquisition is identical to that resulting from a reverse acquisition, except that no goodwill is recorded. Under reverse takeover accounting, the post-reverse-acquisition comparative historical financial statements of the "legal acquirer" (FindWhat.com), are those of the "accounting acquirer" (BeFirst Internet Corporation).

     Accordingly, the financial statements of FindWhat.com as of December 31, 1998 and for the period from March 27, 1998 through December 31, 1998, are the historical financial statements of BeFirst Internet Corporation for the same period. The basic structure and terms of the Acquisition and related

                                  FindWhat.com

                                December 31, 1998
       (information relating to September 30, 1999 and 1998 is unaudited)

NOTE B (continued)

     events, all of which are deemed to have occurred simultaneously on June 17, 1999, together with the applicable accounting effects, were as follows:

     o FindWhat.com cancelled 8,600,000 unissued shares of common stock and effected a 2-to-1 reverse stock split of its outstanding shares of common stock, resulting in a decrease in the number of outstanding shares to 2,500,000.

     o FindWhat.com issued 1,250,000 post-split shares of common stock in a private placement for $2.00 per share in cash (see Note K).

     o FindWhat.com acquired all of the outstanding shares of common shares of common stock of BeFirst Internet Corporation in exchange for 8,750,000 post-split shares of FindWhat.com. The common stock exchanged, in addition to the existing FindWhat.com shares outstanding, collectively resulted in the recapitalization of the Company. Earnings per share ("EPS") calculations include the Company's change in capital structure for all periods presented.

     o The sole officer and director of FindWhat.com was replaced by a board of directors from BeFirst Internet Corporation.

     o The Company adopted a 1999 Stock Incentive Plan (see Note L) for employees.

NOTE C - Unaudited Interim Results

     The accompanying consolidated balance sheet as of September 30, 1999, the consolidated statements of operations, cash flows and stockholders' equity for the nine months ended September 30, 1999, and the statements of operations and cash flows for the period from March 27, 1998 to September 30, 1998, are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows as of and for the nine months ended September 30, 1999 and for the period March 27, 1998 (inception) through September 30, 1998. The financial data and other information disclosed in these notes to the financial statements related to these periods are unaudited The results for the nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999. Intercompany balances and transactions have been eliminated in the September 1999 financial statements.

                                  FindWhat.com

                                December 31, 1998
       (information relating to September 30, 1999 and 1998 is unaudited)

NOTE D - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     1.   Cash and Cash Equivalents

          The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

     2.   Equipment

          Equipment is stated at cost. Depreciation is computed using the double-declining method over the estimated useful lives of five years. Depreciation expense consists of the depreciation of computer equipment. Accumulated depreciation was $340 at December 31, 1998 and $23,581 at September 30, 1999.

     3.   Revenues

          The Company currently derives revenues from two sources: through set-up fees charged to new clients and through click-through rates charged for the traffic the service generates to a client's web site.

          Revenue is recognized when the set-up services are completed and during the periods click-throughs are generated.

     4.   Use of Estimates

          The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     5.   Basic and Diluted Loss Per Share

          Basic and diluted loss per share is calculated by dividing the net loss by the weighted average number of shares of common stock outstanding during each period. Stock options have been excluded from the calculation of diluted loss per share as their effect would have been antidilutive.

          The issuance of 8,750,000 shares as described in Note B has been reflected as of March 27, 1998.

                                  FindWhat.com

                                December 31, 1998
       (information relating to September 30, 1999 and 1998 is unaudited)

NOTE E - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

                                            December 31,      September 30,
                                               1998               1999
                                            ------------      -------------
                                                               (unaudited)

       Accounts payable                      $  9,332           $141,207
       Professional fees                          871             84,850
       Salaries and bonuses                     1,145             12,600
                                             --------           --------
                                             $ 11,348           $238,657
                                             ========           ========

NOTE F - RELATED PARTY TRANSACTIONS

     The Company shares space both in New York and Florida with WPI Advertising Inc. ("WPI") and Internet Solutions International ("ISI"), whose respective owners are also the shareholders and officers of the Company.

     Through June 30, 1999, the Company paid a 30% commission to WPI for sales generated by WPI. The commission covered sales costs as well as rent allocation and other administrative costs provided by WPI. These expenses for the period ended December 31, 1998 and September 30, 1999 were approximately $18,000 and $67,000 respectively, which are included in selling, general and administrative expenses.

     Beginning July 1, 1999, the Company hired its own sales staff and entered into a revised arrangement with WPI whereby an allocation of the above-mentioned rent and administrative expenses will be apportioned to the Company. Total amounts allocated to WPI for the period ended September 30, 1999 is approximately $21,000, which is included in selling, general and administrative expenses. In addition, in July 1999, the Company signed a lease (with an unrelated lessor) and will move its technical operations out of ISI's offices. The lease term is for three years at $34,800 annually.

                                  FindWhat.com

                                December 31, 1998
       (information relating to September 30, 1999 and 1998 is unaudited)

NOTE G - DUE TO RELATED PARTY

     Due to related party consists of the following:

                                                  December 31,   September 30,
                                                      1998           1999
                                                  ------------   -------------
                                                                  (unaudited)

       Commissions payable due to WPI               $ 4,989         $16,433
       Other payables due to WPI                                      2,656
       Loan due to WPI                                3,000
                                                    -------         -------
                                                    $ 7,989         $19,089
                                                    =======         =======

NOTE H - CUSTOMER DEPOSITS

     Customer deposits represents advances on account for future click-through sales.

NOTE I - COMMITMENTS AND CONTINGENCIES

     Beginning August 1, 1999, the Company leased office space under the terms of an operating lease that expires in 2002.

     Future minimum payments under noncancellable operating leases consisted of the following at December 31, 1998:

                      1999                       $11,700
                      2000                        28,500
                      2001                        30,300
                      2002                        18,200
                                                 -------
                                                 $88,700
                                                 =======

                                  FindWhat.com

                                December 31, 1998
       (information relating to September 30, 1999 and 1998 is unaudited)

NOTE J - CONCENTRATION OF FINANCIAL INSTRUMENTS

     The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents. The Company places its cash and cash equivalents with EAB Bank. In general, such instruments exceeded the FDIC insurance limit of $100,000. The amount of funds as of September 30, 1999, in excess of this insurance coverage, was approximately $1,700,000.

NOTE K - PRIVATE PLACEMENT

     In June 1999, a private placement to offer 1,250,000 shares of $.001 par value common stock at a price of $2.00 per share was completed by the Company. The proceeds from the offering are being used as follows: (a) upgrades to transactions processing systems; (b) the hiring of additional sales and technical personnel; (c) development of a new search engine, which is scheduled to be released in Fall 1999; and (d) purchase of additional computer hardware and software.

     As a result of the private placement, approximately $65,000 of legal costs were incurred, which are being reflected as a reduction to additional paid-in-capital.

NOTE L - STOCK INCENTIVE PLAN

     In June 1999, the Board of Directors of the Company adopted the 1999 Stock Incentive Plan ("the Plan"). The total number of shares reserved and available for distribution to the Company's key employees, officers, directors, consultants and other agents and advisors under this Plan will be 1,000,000 shares. Awards under the Plan will consist of stock options (both qualified and non-qualified options), restricted stock awards, deferred stock awards and stock appreciation rights.

     During the nine months ended September 30, 1999, the Company granted 480,000 options under the terms of the Plan to its employees and 207,000 options to nonemployees, exercisable at $2.00 per share. Total expense recognized for stock options given to nonemployees amounted to approximately $211,000, which is included in the statement of operations for the nine months ended September 30, 1999.

                                  FindWhat.com

                                December 31, 1998
       (information relating to September 30, 1999 and 1998 is unaudited)

NOTE L (continued)

     The Company has adopted the provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock Based Compensation," that relate only to pro forma disclosures required by SFAS No. 123 for employee plans. It applies APB Opinion 25, "Accounting for Stock Issued to Employees," which ensures compensation cost for employee plans using the intrinsic value method of accounting. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under these plans, consistent with the methodology prescribed by SFAS No. 123, then the Company's net loss and loss per share would be increased to the pro forma amounts indicated below:

     Nine months ended September 30, 1999 (unaudited)  Actual       Pro forma
     ------------------------------------------------  ------       ---------

             Net loss                                $(925,043)  $  (1,013,542)
                                                     =========   =============

             Loss per share - basic and diluted      $   (0.10)  $       (0.11)
                                                     =========   =============

     The fair value of these options for the nine months ended September 30, 1999 was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

             Volatility                                50%
             Risk-free rate                             6%
             Expected life                          5 years
             Vesting requirements                   1 year
             Forfeiture rate                            0%
             Expected dividends                         0

     The weighted-average fair value of options granted during the nine months ended September 30, 1999, for which the exercise price equals the market price on the grant date, was $1.02, and the weighted-average exercise price was $2.00. The maximum life of the option is five years.

     Stock option activity during the nine months ended September 30, 1999 is summarized below:

                                                             Weighted-
                                                              average
                                                             exercise
                                                 Options       price
                                                 -------       -----
          Balance, December 31, 1998                   0       $  --
          Granted                                480,000       $2.00
                                                 -------       -----
                                                 480,000       $2.00
                                                 =======       =====

                                  FindWhat.com

                                December 31, 1998
       (information relating to September 30, 1999 and 1998 is unaudited)

NOTE L (continued)

     The following table summarizes information concerning currently outstanding and exercisable stock options:

                                   Weighted-
                                    average    Weighted-               Weighted-
          Range                    remaining    average                 average
       of exercise     Number     contractual  exercise     Number     exercise
          price     outstanding  life (years)    price    exercisable    price
       -----------  -----------  ------------  ---------  -----------  ---------
          $2.00       480,000         4.73       $2.00       0.00         N/A
                                                  ====       ====         ===

NOTE M - DATABASE LICENSE

     In August 1999, the Company acquired a database license from Inktomi, Inc. which will require minimum aggregate payments of $600,000 over the next three years.

                           COLLECTIBLES AMERICA, INC.
                          [A Development Stage Company]


                             UNAUDITED BALANCE SHEET


                                     ASSETS


                                                                       June 16,
                                                                         1999
                                                                       --------
CURRENT ASSETS:
     Cash                                                              $     --
                                                                       --------
               Total Current Assets                                          --
                                                                       --------
                                                                       $     --
                                                                       --------


                      LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES:
     Accounts payable                                                  $     --
                                                                       --------
               Total Current Liabilities                                     --
                                                                       ========

STOCKHOLDERS' EQUITY:
     Common stock, $.001 par value,
       25,000,000 shares authorized,
       13,600,000 shares issued
       and outstanding at June 16, 1999                                  13,600
     Capital in excess of par value                                      73,000
     Deficit accumulated during the
       development stage                                                (86,600)
                                                                       --------
               Total Stockholders' Equity                                    --
                                                                       --------
                                                                       $     --
                                                                       ========



                 The accompanying notes are an integral part of
                     these unaudited financial statements.

                           COLLECTIBLES AMERICA, INC.
                          [A Development Stage Company]


                       UNAUDITED STATEMENTS OF OPERATIONS



                                        For the       For the     From Inception
                                      Period Ended  Period Ended  on October 25,
                                        June 16,      June 30,     1995 Through
                                        --------      --------       June 16,
                                          1999          1998           1999
                                        --------      --------       --------

REVENUES                                $     --      $     --       $     --

COST OF GOODS SOLD                            --            --             --
                                        --------      --------       --------
GROSS PROFIT                                  --            --             --
                                        --------      --------       --------

EXPENSES:
     General and administrative
       expenses                           12,957           120         15,195
                                        --------      --------       --------

LOSS BEFORE INCOME TAXES                 (12,957)         (120)       (15,195)

CURRENT TAX EXPENSE                           --            --             --

DEFERRED TAX EXPENSE                          --            --             --
                                        --------      --------       --------
LOSS FROM CONTINUING
  OPERATIONS                             (12,957)         (120)       (15,195)

DISCONTINUED OPERATIONS:
     Loss from operations of
       discontinued line of business          --            --        (71,405)
                                        --------      --------       --------

NET LOSS                                $(12,957)     $   (120)      $(86,600)
                                        --------      --------       --------

LOSS PER COMMON SHARE:
     Continuing operations              $   (.00)     $   (.00)      $   (.00)
     Discontinued operations                (.00)         (.00)          (.01)
                                        --------      --------       --------
     Net Income                             (.00)         (.00)          (.01)
                                        ========      ========       ========



                 The accompanying notes are an integral part of
                      these unaudited financial statements.

                           COLLECTIBLES AMERICA, INC.
                          [A Development Stage Company]


                   UNAUDITED STATEMENT OF STOCKHOLDERS' EQUITY

                 FROM THE DATE OF INCEPTION ON OCTOBER 25, 1995

                              THROUGH JUNE 16, 1999

                                                                                                      Deficit
                                                                                                   Accumulated
                                                  Common Stock                 Capital in           During the
                                            -------------------------          Excess of           Development
                                              Shares         Amount            Par Value              Stage
                                            ----------     ----------          ----------          ----------
BALANCE, October 25, 1995                           --     $       --          $       --          $       --

Issuance of common stock upon initial
  Organization for cash at $.0125 per
  Share, October, 1995                       1,200,000          1,200              13,800                  --

Issuance of common stock, for cash
  Pursuant to public offering,
  December, 1995 at $.25 per
  Share, less offering costs of $43,400        400,000            400              56,200                  --

Net loss for the period ended
  December 31, 1995                                 --             --                  --              (2,851)
                                            ----------     ----------          ----------          ----------
BALANCE, December 31, 1995                   1,600,000          1,600              70,000              (2,851)

Net loss for the year ended
  December 31, 1996                                 --             --                  --             (66,300)
                                            ----------     ----------          ----------          ----------
BALANCE, December 31, 1996                   1,600,000          1,600              70,000             (69,151)

Issuance of common stock for cash
  October 14, 1997 at $.00125 per share     12,000,000         12,000               3,000                  --

Net loss for the year ended
  December 31, 1997                                 --             --                  --              (2,588)
                                            ----------     ----------          ----------          ----------
BALANCE, December 31, 1997                  13,600,000         13,600              73,000             (71,739)

Net loss for the year  ended
  December 31, 1998                                 --             --                  --              (1,904)
                                            ----------     ----------          ----------          ----------
BALANCE, December 31, 1998                  13,600,000         13,600              73,000             (73,643)

Net loss for the period ended
  June 16, 1999                                     --             --                  --             (12,957)
                                            ----------     ----------          ----------          ----------
BALANCE, June 16, 1999                      13,600,000     $   13,600          $   73,000          $  (86,600)
                                            ==========     ==========          ==========          ==========



                 The accompanying notes are an integral part of
                      these unaudited financial statements.

                           COLLECTIBLES AMERICA, INC.
                          [A Development Stage Company]

                            STATEMENTS OF CASH FLOWS

                                                                          For the             For the          From Inception
                                                                        Period Ended        Period Ended       on October 25,
                                                                          June 16,            June 30,          1995 Through
                                                                         ---------           ---------            June 16,
                                                                            1999                1998                1999
                                                                         ---------           ---------           ---------
Cash Flows used by Operating Activities:
     Net income (loss)                                                   $ (12,957)          $    (120)          $ (86,600)
     Adjustments to reconcile net income
       (loss) to net cash provided by
       operating activities:
         Non-cash expenses                                                      --                  --               2,844
         Depreciation                                                           --                  --                  --
         Amortization                                                           72                  20                 195
         Change in assets and liabilities:
           (Decrease) in accounts payable                                       --                  --                  --
           (Decrease) in accrued liabilities                                    --                  --                  --
                                                                         ---------           ---------           ---------
               Net Cash Flows Used by
                 Operating Activities                                      (12,885)               (100)            (83,561)
                                                                         ---------           ---------           ---------
Cash Flows used by Investing Activities:
     Additions of property and equipment                                        --                  --              (2,844)
     Payment of organization costs                                              --                  --                (195)
                                                                         ---------           ---------           ---------
               Net Cash Used by Investing Activities                            --                  --              (3,039)
                                                                         ---------           ---------           ---------
Cash Flows provided by Financing Activities:
     Proceeds from stock issuance                                               --                  --             130,000
     Payment of stock offering costs                                            --                  --             (43,400)
                                                                         ---------           ---------           ---------
               Net Cash Provided by Financing
                 Activities                                                     --                  --              86,600
                                                                         ---------           ---------           ---------
Net Increase (Decrease) in Cash                                            (12,885)               (100)                 --

Cash at Beginning of Period                                                 12,885              15,000                  --
                                                                         ---------           ---------           ---------
Cash at End of Period                                                    $      --           $  14,900           $      --
                                                                         ---------           ---------           ---------

Supplemental Disclosures of Cash Flow Information:
     Cash paid during the period for:
       Interest                                                          $      --           $      --           $      --
       Income taxes                                                      $      --           $      --           $      --

Supplemental Schedule of Noncash Investing and Financing Activities:
     For the period ended June 16, 1999:
         None


                 The accompanying notes are an integral part of
                      these unaudited financial statements.

                           COLLECTIBLES AMERICA, INC.
                          [A Development Stage Company]

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization - Collectibles America, Inc. (the Company) was organized under the laws of the State of Nevada on October 25, 1995 and has elected a fiscal year end of December 31. The Company has not been successful in establishing ongoing operations and is considered a development stage company as defined in SFAS No. 7. The Company was formed to engage in the business of acquiring and marketing collectible items such as trading cards and autographed memorabilia from athletes and celebrities. During 1997 the Company discontinued the marketing of collectibles, and is presently considering other business opportunities. The Company has, at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

     Organization Costs - The Company was amortizing its organization costs, which reflect amounts expended to organize the Company, over sixty [60] months using the straight line method. During the period ended June 16, 1999, the Company adopted Statement of Position 98-5 and amortized the remaining $72.

     Loss Per Share - The computation of loss per share is based on the weighted average number of shares outstanding during the period presented in accordance with FASB 128 "Earnings Per Share". [See Note 5]

     Statement of Cash Flows - For purposes of the statement of cash flows, the Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

     Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimated.

     Recently Enacted Accounting Standards - SFAS No. 130, "Reporting Comprehensive Income", SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", SFAS No. 132, "Employer's Disclosure about Pensions and Other Postretirement Benefits", SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAS
     No. 134, "Accounting for Mortgage-Backed Securities..." were recently issued. SFAS No. 130, 131, 132, 133 and 134 have no current applicability to the Company or their effect on the financial statements would not have been significant.

NOTE 2 - DISCONTINUED OPERATIONS

     During 1997, the Company abandoned and discontinued its collectibles marketing operations. The Company's property and equipment were transferred to a former officer of the company in satisfaction of consulting fees, and the remaining assets were used to satisfy, in full, remaining liabilities. The total revenues generated by the discontinued operations amounted to $0 and $120,744 during the years ended 1997 and 1996 respectively. The Company currently has no on-going operations. At the point in time when the Company discontinued its operations, there were 1,600,000 shares of common stock issued and outstanding. The discontinued operations have been segregated on the Statements of Operations.

                           COLLECTIBLES AMERICA, INC.
                          [A Development Stage Company]

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 3 - CAPITAL STOCK

     Change  in  Control  -  During  October,   1997,  an  individual  purchased
     12,000,000 shares of common stock of the Company giving him an 88% controlling interest in the company. Total proceeds from the sale of stock amounted to $15,000 or $.00125 per share. The former officers and directors resigned and the individual was elected as the new president and board member.

     Public Stock Offering - During December, 1995, the Company completed a public stock offering of 400,000 shares of common stock. Total proceeds raised amounted to $100,000 and offering costs of $43,400 were offset against the proceeds. The offering was believed to be exempt from registration with the Securities and Exchange Commission under Rule 504 of Regulation D.

     Initial Organization - In connection with its organization the Company issued 1,200,000 shares of common stock during October, 1995, to its initial shareholders for $15,000 ($.0125 per share).

NOTE 4 - RELATED PARTY TRANSACTIONS

     Management Compensation - During the period ended June 16, 1999, the Company did not pay any regular salary or compensation to its officers and directors. However, during October, 1997, fixed assets with a book value of $2,078 were transferred to a former officer of the Company in settlement of consulting fees.

     Office Space - During the period ended June 16, 1999, the Company did not have a need to rent office space. An officer/shareholder of the Company is allowing the Company to use his office as a mailing address, as needed, at no expense to the Company.

NOTE 5 - LOSS PER SHARE

     The following data shows the amounts used in computing loss per share for the periods presented:

                                                   For the           For the         From Inception
                                                 Period Ended      Period Ended      on October 25,
                                                   June 16,          June 30,         1995 Through
                                                  -----------       -----------         June 16,
                                                      1999              1998              1999
                                                  -----------       -----------       ------------
     Loss from continuing operations
     available to common shareholders
     (numerator)                                     $(12,957)            $(120)          $(15,195)
                                                  -----------       -----------       ------------
     Loss from discontinued operations
     available to common shareholders
     (numerator)                                            -                 -            (71,405)
                                                  -----------       -----------       ------------
     Weighted average number of common
     shares outstanding used in loss per
     share for the period (denominator)            13,600,000        13,600,000          7,242,384
                                                  -----------       -----------       ------------

                           COLLECTIBLES AMERICA, INC.
                          [A Development Stage Company]

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 6 - INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". FASB 109 requires the Company to provide a net deferred tax asset/liability equal to the expected future tax benefit/expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carryforwards. At June 16, 1999, the Company has available unused operating loss carryforwards of approximately $86,600, which may be applied against future taxable income and which expire in various years through 2019. The amount of the net operating loss carryforward which can be utilized by the Company will be subject to annual limitations due to the substantial change in ownership which has occurred in the Company.

     The amount of and ultimate realization of the benefits from the operating loss carryforwards for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of the Company, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the loss carryforwards the Company has established a valuation allowance equal to the tax effect of the loss carryforwards and, therefore, no deferred tax asset has been recognized for the loss carryforwards. The net deferred tax asset is approximately $29,000 as of June 16, 1999, with an offsetting valuation allowance at June 30, 1999 of the same amount. The change in the valuation allowance for the period ended June 16, 1999 is approximately $4,000.

NOTE 7 - SUBSEQUENT EVENTS

     Business Acquisition - Subsequent to the date of these financial statements, the Company completed an acquisition of all the issued and outstanding shares of common stock of BeFirst Internet Corporation (" BeFirst"), a Delaware corporation, in a stock-for-stock exchange. The Company proposes to issue 8,750,000 shares of post-split common stock in the exchange. Upon completion of the exchange, the Company further proposes to issue 1,250,000 additional shares of post-split common stock in a limited offering at a proposed price of $2.00 per share for cash. In the event the acquisition is completed, the current shareholders of the Company would only own approximately 20% of the combined enterprise after the exchange and the limited offering. The current officers and directors of the Company would resign and the shareholders of BeFirst would gain control (approximately 70%) of the Company. Ultimate consummation of the acquisition is subject to various terms including the signing of a Definitive Agreement.

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
COLLECTIBLES AMERICA, INC.
Salt Lake City, Utah

We have audited the accompanying balance sheets of Collectibles America, Inc. [A Development Stage Company] at December 31, 1998 and 1997, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1998 and 1997 and from inception on October 25, 1995 through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Collectibles America, Inc. for the period from inception on October 25, 1995 through December 31, 1996 were audited by other auditors whose report dated April 14, 1997, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements audited by us present fairly, in all material respects, the financial position of Collectibles America, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years ended December 31, 1998 and 1997 and for the period from inception through December 31, 1998, in conformity with generally accepted accounting principles.

/s/ Pritchett, Siler & Hardey, P.C.

March 4, 1999
Salt Lake City, Utah

                           COLLECTIBLES AMERICA, INC.
                          [A Development Stage Company]

                                 BALANCE SHEETS


                                     ASSETS

                                                               December 31,
                                                           --------------------
                                                             1998        1997
                                                           --------    --------
CURRENT ASSETS:
     Cash                                                  $ 12,885    $ 15,000
                                                           --------    --------
               Total Current Assets                          12,885      15,000



ORGANIZATION COSTS, net                                          72         111
                                                           --------    --------
               Total Assets                                $ 12,957    $ 15,111
                                                           ========    ========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Accrued liabilities                                   $     --    $    250
                                                           --------    --------
               Total Current Liabilities                         --         250
                                                           --------    --------

STOCKHOLDERS' EQUITY:
     Common stock, $.001 par value,
       25,000,000 shares authorized,
       13,600,000 shares issued
       and outstanding at December 31, 1998
       and 1997                                              13,600      13,600
     Capital in excess of par value                          73,000      73,000
     Deficit accumulated during the
       development stage                                    (73,643)    (71,739)
                                                           --------    --------
               Total Stockholders' Equity                    12,957      14,861
                                                           --------    --------
                                                           $ 12,957    $ 15,111
                                                           ========    ========


   The accompanying notes are an integral part of these financial statements.

                           COLLECTIBLES AMERICA, INC.
                          [A Development Stage Company]

                            STATEMENTS OF OPERATIONS


                                                                                      From Inception
                                                                                      on October 25,
                                                        December 31,                   1995 Through
                                               -----------------------------           December 31,
                                                 1998                 1997                 1998
                                               --------             --------             --------
REVENUES                                       $     --             $     --             $     --

COST OF GOODS SOLD                                   --                   --                   --
                                               --------             --------             --------
GROSS PROFIT                                         --                   --                   --
                                               --------             --------             --------

EXPENSES:
     General and administrative expenses          1,904                  289                2,238
                                               --------             --------             --------

LOSS BEFORE INCOME TAXES                         (1,904)                (289)              (2,238)

CURRENT TAX EXPENSE                                  --                   --                   --

DEFERRED TAX EXPENSE                                 --                   --                   --
                                               --------             --------             --------
LOSS FROM CONTINUING OPERATIONS                  (1,904)                (289)              (2,238)

DISCONTINUED OPERATIONS:
     Loss from operations of discontinued
       Line of business                              --               (2,299)             (71,405)
                                               --------             --------             --------

NET LOSS                                       $ (1,904)            $ (2,588)            $(73,643)
                                               --------             --------             --------

LOSS PER COMMON SHARE:
     Continuing operations                     $   (.00)            $   (.00)            $   (.00)
     Discontinued operations                       (.00)                (.00)                (.01)
                                               --------             --------             --------
     Net Income                                    (.00)                (.00)                (.01)
                                               ========             ========             ========


   The accompanying notes are an integral part of these financial statements.

                           COLLECTIBLES AMERICA, INC.
                          [A Development Stage Company]

                        STATEMENT OF STOCKHOLDERS' EQUITY

                 FROM THE DATE OF INCEPTION ON OCTOBER 25, 1995

                            THROUGH DECEMBER 31, 1998

                                                                                                         Deficit
                                                                                                       Accumulated
                                                        Common Stock                 Capital in        During the
                                               -----------------------------          Excess of        Development
                                                 Shares             Amount            Par Value           Stage
                                               ----------         ----------         ----------         ----------
BALANCE, October 25, 1995                              --         $       --         $       --         $       --

Issuance of common stock upon initial
  Organization for cash at $.0125 per
  Share, October, 1995                          1,200,000              1,200             13,800                 --

Issuance of common stock, for cash
  Pursuant to public offering,
  December, 1995 at $.25 per
  Share, less offering costs of $43,400           400,000                400             56,200                 --

Net loss for the period ended
  December 31, 1995                                    --                 --                 --             (2,851)
                                               ----------         ----------         ----------         ----------
BALANCE, December 31, 1995                      1,600,000              1,600             70,000             (2,851)

Net loss for the year ended
  December 31, 1996                                    --                 --                 --            (66,300)
                                               ----------         ----------         ----------         ----------
BALANCE, December 31, 1996                      1,600,000              1,600             70,000            (69,151)

Issuance of common stock for cash
  October 14, 1997 at $.00125 per share        12,000,000             12,000              3,000                 --

Net loss for the year ended
  December 31, 1997                                    --                 --                 --             (2,588)
                                               ----------         ----------         ----------         ----------
BALANCE, December 31, 1997                     13,600,000             13,600             73,000            (71,739)

Net loss for the year  ended
  December 31, 1998                                    --                 --                 --             (1,904)
                                               ----------         ----------         ----------         ----------
BALANCE, December 31, 1998                     13,600,000         $   13,600         $   73,000         $  (73,643)
                                               ==========         ==========         ==========         ==========


   The accompanying notes are an integral part of these financial statements.

                           COLLECTIBLES AMERICA, INC.
                          [A Development Stage Company]

                            STATEMENTS OF CASH FLOWS

                                                                                     From Inception
                                                            For the Years Ended      on October 25,
                                                                December 31,          1995 Through
                                                         ------------------------     December 31,
                                                            1998           1997           1998
                                                         ---------      ---------      ---------
Cash Flows used by Operating Activities:
     Net income (loss)                                   $  (1,904)     $  (2,588)     $ (73,643)
     Adjustments to reconcile net income
       (loss) to net cash provided by
       operating activities:
         Non-cash expenses                                      --          2,844          2,844
         Depreciation                                           --           (539)            --
         Amortization                                           39             39            123
         Change in assets and liabilities:
           (Decrease) in accounts payable                     (250)            --             --
           (Decrease) in accrued liabilities                    --           (178)            --

                                                         ---------      ---------      ---------
               Net Cash Flows Used by
                 Operating Activities                       (2,115)          (422)       (70,676)
                                                         ---------      ---------      ---------
Cash Flows used by Investing Activities:
     Additions of property and equipment                        --             --         (2,844)
     Payment of organization costs                              --             --           (195)
                                                         ---------      ---------      ---------
               Net Cash Used by Investing Activities            --             --         (3,039)
                                                         ---------      ---------      ---------
Cash Flows provided by Financing Activities:
     Proceeds from stock issuance                               --         15,000        130,000
     Payment of stock offering costs                            --             --        (43,400)
                                                         ---------      ---------      ---------
               Net Cash Provided by Financing
                 Activities                                     --         15,000         86,600
                                                         ---------      ---------      ---------
Net Increase (Decrease) in Cash                             (2,115)        14,578         12,885

Cash at Beginning of Period                                 15,000            422             --
                                                         ---------      ---------      ---------
Cash at End of Period                                    $  12,885      $  15,000      $  12,885
                                                         =========      =========      =========

Supplemental Disclosures of Cash Flow Information:
     Cash paid during the period for:
       Interest                                          $      --      $      --      $      --
       Income taxes                                      $      --      $      --      $      --

Supplemental Schedule of Noncash Investing and Financing Activities:
     For the period ended December 31, 1998:
         None

   The accompanying notes are an integral part of these financial statements.

                           COLLECTIBLES AMERICA, INC.
                          [A Development Stage Company]

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization - The Company was organized under the laws of the State of Nevada on October 25, 1995 and has elected a fiscal year end of December
     31. The Company has not been successful in establishing ongoing operations and is considered a development stage company as defined in SFAS No. 7. The Company was formed to engage in the business of acquiring and marketing collectible items such as trading cards and autographed memorabilia from athletes and celebrities. During 1997 the Company discontinued the marketing of collectibles, and is presently considering other business opportunities. The Company has, at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

     Organization Costs - The Company is amortizing its organization costs, which reflect amounts expended to organize the Company, over sixty [60] months using the straight line method. Amortization expense was $39 and $39 for the periods ended December 31, 1998 and 1997.

     Loss Per Share - The computation of loss per share is based on the weighted average number of shares outstanding during the period presented in accordance with FASB 128 "Earnings Per Share". [See Note 5]

     Statement of Cash Flows - For purposes of the statement of cash flows, the Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

     Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimated.

     Recently Enacted Accounting Standards - SFAS No. 130, "Reporting Comprehensive Income", SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", SFAS No. 132, "Employer's Disclosure about Pensions and Other Postretirement Benefits", SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAS
     No. 134, "Accounting for Mortgage-Backed Securities..." were recently issued. SFAS No. 130, 131, 132, 133 and 134 have no current applicability to the Company or their effect on the financial statements would not have been significant.

NOTE 2 - DISCONTINUED OPERATIONS

     During 1997, the Company abandoned and discontinued its collectibles marketing operations. The Company's property and equipment were transferred to a former officer of the company in satisfaction of consulting fees, and the remaining assets were used to satisfy, in full, remaining liabilities. The total revenues generated by the discontinued operations amounted to $0 and $120,744 during 1997 and 1996 respectively. The Company currently has no on-going operations. At the point in time when the Company discontinued its operations, there were 1,600,000 shares of common stock issued and outstanding. The discontinued operations have been segregated on the Statements of Operations.

                           COLLECTIBLES AMERICA, INC.
                          [A Development Stage Company]

                          NOTES TO FINANCIAL STATEMENTS

NOTE 3 - CAPITAL STOCK

     Change  in  Control  -  During  October,   1997,  an  individual  purchased
     12,000,000 shares of common stock of the Company giving him an 88% controlling interest in the company. Total proceeds from the sale of stock amounted to $15,000 or $.00125 per share. The former officers and directors resigned and the individual was elected as the new president and board member.

     Public Stock Offering - During December, 1995, the Company completed a public stock offering of 400,000 shares of common stock. Total proceeds raised amounted to $100,000 and offering costs of $43,400 were offset against the proceeds. The offering was believed to be exempt from registration with the Securities and Exchange Commission under Rule 504 of Regulation D.

     Initial Organization - In connection with its organization the Company issued 1,200,000 shares of common stock during October, 1995, to its initial shareholders for $15,000 ($.0125 per share).

NOTE 4 - RELATED PARTY TRANSACTIONS

     Management Compensation - During the years ended December 31, 1998 and 1997, the Company did not pay any regular salary or compensation to its officers and directors. However, during October, 1997, fixed assets with a book value of $2,078 were transferred to a former officer of the Company in settlement of consulting fees.

     Office Space - During the years ended December 31, 1998 and 1997, the Company did not have a need to rent office space. An officer/shareholder of the Company is allowing the Company to use his office as a mailing address, as needed, at no expense to the Company.

NOTE 5 - LOSS PER SHARE

     The following data shows the amounts used in computing loss per share for the periods presented:

                                                        For the                 From Inception
                                                       Year Ended               on October 25,
                                                      December 31,               1995 Through
                                             ------------------------------      December 31,
                                                 1998              1997              1998
                                             ------------      ------------      ------------
     Loss from continuing operations
     available to common shareholders
     (numerator)                             $     (1,904)     $       (289)     $     (2,238)
                                             ------------      ------------      ------------
     Loss from discontinued operations
     available to common shareholders
     (numerator)                                       --            (2,299)          (71,405)
                                             ------------      ------------      ------------
     Weighted average number of common
     shares outstanding used in loss per
     share for the period (denominator)        13,600,000         4,164,384         6,170,937
                                             ------------      ------------      ------------

                           COLLECTIBLES AMERICA, INC.
                          [A Development Stage Company]

                          NOTES TO FINANCIAL STATEMENTS


NOTE 6 - INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". FASB 109 requires the Company to provide a net deferred tax asset/liability equal to the expected future tax benefit/expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carryforwards. At December 31, 1998, the Company has available unused operating loss carryforwards of approximately $73,600, which may be applied against future taxable income and which expire in various years from 2010 to 2018. The amount of the net operating loss carryforward which can be utilized by the Company will be subject to annual limitations due to the substantial change in ownership which has occurred in the Company.

     The amount of and ultimate realization of the benefits from the operating loss carryforwards for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of the Company, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the loss carryforwards the Company has established a valuation allowance equal to the amount of the loss carryforwards and, therefore, no deferred tax asset has been recognized for the loss carryforwards. The net deferred tax asset is approximately $25,000 as of December 31, 1998, with an offsetting valuation allowance at December 31, 1998 of the same amount. The change in the valuation allowance for 1998 is approximately $1,000.

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
COLLECTIBLES AMERICA, INC.
Salt Lake City, Utah

We have audited the accompanying balance sheet of Collectibles America, Inc. [A Development Stage Company] at December 31, 1997, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 1997 and from inception on October 25, 1995 through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Collectibles America, Inc. as of December 31, 1996 and for the period from inception on October 25, 1995 through December 31, 1996 were audited by other auditors whose report dated April 14, 1997, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements audited by us present fairly, in all material respects, the financial position of Collectibles America, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year ended December 31, 1997 and for the period from inception through December 31, 1997, in conformity with generally accepted accounting principles.


/s/ Pritchett, Siler & Hardey, P.C.

April 17, 1998
Salt Lake City, Utah

                           COLLECTIBLES AMERICA, INC.
                          [A Development Stage Company]

                                  BALANCE SHEET



                                     ASSETS

                                                                December 31,
                                                           --------------------
                                                             1997        1996
                                                           --------    --------
CURRENT ASSETS:
     Cash                                                  $ 15,000    $    422
                                                           --------    --------
               Total Current Assets                          15,000         422

PROPERTY AND EQUIPMENT, net                                      --       2,305

ORGANIZATION COSTS, net                                         111         150
                                                           --------    --------
                                                           $ 15,111    $  2,877
                                                           ========    ========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Accrued liabilities                                   $    250    $    428
                                                           --------    --------
               Total Current Liabilities                        250         428
                                                           --------    --------
STOCKHOLDERS' EQUITY:
     Common stock, $.001 par value,
       25,000,000 shares authorized,
       13,600,000 and 1,600,000 shares issued
       and outstanding at December 31, 1997
       and 1996                                              13,600       1,600
     Capital in excess of par value                          73,000      70,000
     Deficit accumulated during the
       development stage                                    (71,739)    (69,151)
                                                           --------    --------
               Total Stockholders' Equity                    14,861       2,449
                                                           --------    --------
                                                           $ 15,111    $  2,877
                                                           ========    ========


    The accompanying notes are an integral part of this financial statement.

                           COLLECTIBLES AMERICA, INC.
                          [A Development Stage Company]

                             STATEMENT OF OPERATIONS

                                                                  From Inception
                                                                  on October 25,
                                               December 31,        1995 Through
                                           --------------------    December 31,
                                             1997        1996          1997
                                           --------    --------      --------

REVENUES                                   $     --    $     --      $     --

COST OF GOODS SOLD                               --          --            --
                                           --------    --------      --------
GROSS PROFIT                                     --          --            --
                                           --------    --------      --------

EXPENSES:
     General and administrative expenses       (289)        (39)         (334)
                                           --------    --------      --------

LOSS BEFORE INCOME TAXES                       (289)        (39)         (334)

CURRENT TAX EXPENSE                              --          --            --

DEFERRED TAX EXPENSE                             --          --            --
                                           --------    --------      --------
LOSS FROM CONTINUING OPERATIONS                (289)        (39)         (334)

DISCONTINUED OPERATIONS:
     Loss from operations of discontinued
       operation                             (2,299)    (66,261)      (71,405)
     Loss on disposal of discontinued
       operation                                 --          --            --
                                           --------    --------      --------

NET LOSS                                     (2,588)   $(66,300)     $(71,739)
                                           --------    --------      --------

LOSS PER COMMON SHARE:
     Continuing operations                 $   (.00)   $   (.00)     $   (.00)
     Discontinued operations                   (.00)       (.04)         (.03)
                                           --------    --------      --------
     Net Income                                (.00)       (.04)         (.03)
                                           ========    ========      ========

    The accompanying notes are an integral part of this financial statement.

                           COLLECTIBLES AMERICA, INC.
                          [A Development Stage Company]

                        STATEMENT OF STOCKHOLDERS' EQUITY

                 FROM THE DATE OF INCEPTION ON OCTOBER 25, 1995

                            THROUGH DECEMBER 31, 1997

                                                                                                              Deficit
                                                                                                            Accumulated
                                                           Common Stock                 Capital in          During the
                                                   -----------------------------         Excess of          Development
                                                     Shares             Amount           Par Value             Stage
                                                   ----------         ----------         ----------         ----------
BALANCE, October 25, 1995                                  --         $       --         $       --         $       --

Issuance of common stock, for cash
  October 25, 1995 at $.071875 per
  share less offering costs of $43,400              1,600,000              1,600             70,000                 --

Net loss for the period ended
  December 31, 1995                                        --                 --                 --             (2,851)
                                                   ----------         ----------         ----------         ----------
BALANCE, December 31, 1995                          1,600,000              1,600             70,000             (2,851)

Net loss for the year ended
  December 31, 1996                                        --                 --                 --            (66,300)
                                                   ----------         ----------         ----------         ----------
BALANCE, December 31, 1996                          1,600,000              1,600             70,000            (69,151)

Issuance of common stock for cash
  October 14, 1997 at $.00125 per share            12,000,000             12,000              3,000                 --

Net loss for the year ended
  December 31, 1997                                        --                 --                 --             (2,588)
                                                   ----------         ----------         ----------         ----------
BALANCE, December 31, 1997                         13,600,000         $   13,600         $   73,000         $  (71,739)
                                                   ==========         ==========         ==========         ==========


   The accompanying notes are an integral part of these financial statements.

                           COLLECTIBLES AMERICA, INC.
                          [A Development Stage Company]

                             STATEMENT OF CASH FLOWS

                                                                                                                     From Inception
                                                                                    For the Years Ended              on October 25,
                                                                                        December 31,                  1995 Through
                                                                               -----------------------------          December 31,
                                                                                  1997                1996                1997
                                                                               ---------           ---------           ---------
Cash Flows used by Operating Activities:
     Net income (loss)                                                         $  (2,588)          $ (66,300)          $ (71,739)
     Adjustments to reconcile net income
       (loss) to net cash provided by
       operating activities:
         Non-cash expenses                                                         2,844                  --               2,844
         Depreciation                                                               (539)                539                  --
         Amortization                                                                 39                  39                  84
         Change in assets and liabilities:
           Increase (decrease) in accounts payable                                    --                  --                  --
           Accrued liabilities                                                      (178)                233                 250

                                                                               ---------           ---------           ---------
               Net Cash Flows Used by
                 Operating Activities                                               (422)            (65,489)            (68,561)
                                                                               ---------           ---------           ---------
Cash Flows used by Investing Activities:
     Additions of property and equipment                                              --              (2,844)             (2,844)
     Payment of organization costs                                                    --                  --                (195)
                                                                               ---------           ---------           ---------
               Net Cash Used by Investing Activities                                  --              (2,844)             (3,039)
                                                                               ---------           ---------           ---------
Cash Flows provided by Financing Activities:
     Proceeds from stock issuance                                                 15,000                  --             130,000
     Payment of stock offering costs                                                  --                  --             (43,400)
                                                                               ---------           ---------           ---------
               Net Cash Provided by Financing
                 Activities                                                       15,000                  --              86,600
                                                                               ---------           ---------           ---------
Net Increase (Decrease) in Cash                                                   14,578             (68,333)             15,000

Cash at Beginning of Period                                                          422              68,755                  --
                                                                               ---------           ---------           ---------
Cash at End of Period                                                          $  15,000           $     422           $  15,000
                                                                               =========           =========           =========

Supplemental Disclosures of Cash Flow information:
     Cash paid during the period for:
       Interest                                                                $      --           $      --           $      --
       Income taxes                                                            $      --           $      --           $      --

Supplemental schedule of Noncash Investing and Financing Activities:
     For the period ended December 31, 1997:
         None

    The accompanying notes are an integral part of this financial statement.

                           COLLECTIBLES AMERICA, INC.
                          [A Development Stage Company]

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization - The Company was organized under the laws of the State of Nevada on October 25, 1995 and has elected a fiscal year end of December
     31. The Company has not been successful in establishing ongoing operations and is considered a development stage company as defined in SFAS No. 7. The Company was formed to engage in the business of acquiring and marketing collectible items such as trading cards and autographed memorabilia from athletes and celebrities. During 1997 the Company discontinued the marketing of collectibles, and is presently considering other business opportunities. The Company has, at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

     Property and Equipment - Property and equipment are stated at cost. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized, upon being placed in service. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed for financial statement purposes on a straight-line basis over the estimated useful lives of the assets. For federal income tax purposes, depreciation is computed under the modified accelerated cost recovery system. [See Note 3]

     Organization Costs - The Company is amortizing its organization costs, which reflect amounts expended to organize the Company, over sixty [60] months using the straight line method. Amortization expense was $39 and $39 for the periods ended December 31, 1997 and 1996.

     Loss Per Share - The computation of loss per share is based on the weighted average number of shares outstanding during the period presented in accordance with FASB 128 "Earnings Per Share". [See Note 7]

     Statement of Cash Flows - For purposes of the statement of cash flows, the Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

     Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimated.

NOTE 2 - DISCONTINUED OPERATIONS

     During 1997 the Company abandoned and discontinued its collectibles marketing operations. The Company's property and equipment were transferred to a former officer of the company in satisfaction of consulting fees, and the remaining assets were used to satisfy, in full, remaining liabilities. The total revenues generated by the discontinued operations amounted to $0 and $120,744 during 1997 and 1996 respectively. The Company currently has no on-going operations. At the point in time when the Company discontinued its operations, there were 1,600,000 shares of common stock issued and outstanding. The discontinued operations have been segregated on the Statements of Operations.

                           COLLECTIBLES AMERICA, INC.
                          [A Development Stage Company]

                          NOTES TO FINANCIAL STATEMENTS

NOTE 3 - PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1997 and 1996:

                                                       1997            1996
                                                      -------         ------
               Equipment                              $    --         $2,844
                                                      -------         ------
               Less Accumulated Depreciation               --           (539)
                                                      -------         ------
                                                      $    --         $2,305
                                                      =======         ======

     Depreciation expense for the periods ended December 31, 1997 and 1996 amounted to $227 and $539.

NOTE 4 - CAPITAL STOCK

     Common Stock - During October 1997, the Company issued 12,000,000 shares of its previously authorized, but unissued common stock. Total proceeds from the sale of stock amounted to $15,000 or $.0125 per share.

NOTE 5 - CHANGE IN CONTROL

     During October, 1997, an individual purchased 12,000,000 shares of common stock of the Company [See Note 4] giving him an 89% controlling interest in the company. The former officers and directors resigned and the individual was elected as the new president and board member.

NOTE 6 - RELATED PARTY TRANSACTIONS

     Management Compensation - The Company has not paid any regular salary or compensation to its officers and directors. However, during October, 1997, fixed assets with a book value of $2,078 were transferred to a former officer of the Company in settlement of consulting fees.

     Office Space - The Company has not had a need to rent office space. An officer/shareholder of the Company is allowing the Company to use his office as a mailing address, as needed, at no expense to the Company.

                           COLLECTIBLES AMERICA, INC.
                          [A Development Stage Company]

                          NOTES TO FINANCIAL STATEMENTS

NOTE 7 - LOSS PER SHARE

     The following data shows the amounts used in computing loss per share for the periods ended December 31, 1997 and 1996:

                                                          1997            1996
                                                       ---------      ---------
               Loss from continuing operations
               available to common shareholders
               (numerator)                                 $(289)        $(39)
                                                       ---------      ---------
               Loss from discontinued operations
               available to common shareholders
               (numerator)                                (2,299)     (66,261)
                                                       ---------      ---------
               Weighted average number of common
               shares outstanding used in loss per
               share for the period (denominator)      4,164,384      1,600,000
                                                       =========      =========

NOTE 8 - INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". FASB 109 requires the Company to provide a net deferred tax asset/liability equal to the expected future tax benefit/expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carryforwards. At December 31, 1997, the Company has available unused operating loss carryforwards of approximately $71,500, which may be applied against future taxable income and which expire in various years from 2010 to 2012. The amount of the net operating loss carryforward which can be utilized by the Company will be subject to annual limitations due to the substantial change in ownership which has occurred in the Company.

     The amount of and ultimate realization of the benefits from the operating loss carryforwards for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of the Company, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the loss carryforwards the Company has established a valuation allowance equal to the amount of the loss carryforwards and, therefore, no deferred tax asset has been recognized for the loss carryforwards. The net deferred tax asset is approximately $24,000 as of December 31, 1997, with an offsetting valuation allowance at December 31, 1997 of the same amount. The change in the valuation allowance for 1997 is approximately $800.

Item 14.  Changes in and Disagreements with Accountants.

     In August 1999, our board of directors retained Grant Thornton LLP as our independent accountants and dismissed Pritchett, Siler & Hardy, P.C., the accountants for Collectibles America, Inc., and Levine, Levine & Meyrowitz, CPAs, P.C., the accountants for BeFirst Internet Corporation.

     During the periods Pritchett, Siler & Hardy, P.C. and Levine, Levine & Meyrowitz, CPAs, P.C. were retained, there were no disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which would have caused them to make reference to the subject matter in connection with their reports. No accountants report prepared by the former auditors on our financial statements for either of the past two years contained an adverse opinion or disclaimer of opinion or was modified as to uncertainty, audit scope or accounting principles.

     Prior to engaging Grant Thornton LLP, neither we nor anyone acting on our behalf consulted with Grant Thornton LLP regarding the application of accounting principles to any specific transaction or the type of audit opinion that might be rendered on our financial statements.

Item 15. Financial Statements and Exhibits.

Number    Exhibit

a)        Financial Statements

          FindWhat.com Financial Statements as of December 31, 1998 (audited) and September 30, 1999 (unaudited) and from March 27, 1998 (date of inception) to December 31, 1998 (audited), from March 27, 1998 (date of inception) through September 30, 1998 (unaudited) and for the six months ended June 30, 1999 (unaudited).

          Collectibles America, Inc. - Unaudited Financial Statements as of June 16, 1999 and June 30, 1998 and for the periods ended June 16, 1999 and June 30, 1998 and from October 25, 1995 (date of inception) through June 16, 1999.

          Collectibles America, Inc. - Audited Financial Statements as of December 31, 1998 and 1997 and for the years ended December 31, 1998 and 1997 and from October 25, 1995 (date of inception) through December 31, 1998.

          Collectibles America, Inc. - Audited Financial Statements as of December 31, 1997 and 1996 and for the years ended December 31, 1997 And 1996 and from October 25, 1995 (date of inception) through December 31, 1997

b)        Exhibits

2.1 Agreement and Plan of Reorganization dated June 17, 1999 by and among BeFirst Internet Corporation, Collectibles America, Inc. and Mick Jardine.*

3.1       Articles of Incorporation of Collectibles America, Inc.*

3.2       By-laws of FindWhat.com(SM)*

10.1 Portal Services Agreement dated June 18, 1999 between Inktomi Corporation and BeFirst Internet Corporation.*

10.2 Lease Agreement by and between Cambridge Management Associates and BeFirst.com Inc.*

10.3 Agreement dated August 18, 1999 between Michigan Internet Communication Association and BeFirst.com Inc.*

10.4      BeFirst 1999 Stock Incentive Plan*

10.5      Form of Incentive Stock Option Agreement*

10.6      Form of Non-Qualified Stock Option Agreement*

16.1      Letter from Pritchett, Siler & Hardy, P.C.+

16.2      Letter from Levine, Levine & Meyrowitz, CPA's, P.C.+

27        Financial Data Schedule

* Incorporated by reference to the exhibit previously filed on September 14, 1999 with the prior Form 10 of FindWhat.com (file no. 0-27331).

+ Incorporated by reference to the exhibit previously filed on November 1, 1999 with Amendment No. 1 to FindWhat.com's prior Form 10 (file no 0-27331).

                                   SIGNATURES

     In accordance with Section 12 of the Securities Exchange Act of 1934, the Registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                          FINDWHAT.COM

Date: November 24, 1999                   By: /s/ Robert Brahms
                                              ---------------------------------
                                              Robert D. Brahms, Chief Executive
                                              Officer